UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Matador Resources Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021 Notice of Annual Meeting of Shareholders and Proxy Statement

June 4, 2021    |    Dallas, Texas

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 4, 2021

To the Matador Resources Company Shareholders:

Please join us for the 2021 Annual Meeting of Shareholders of Matador Resources Company. The meeting will be held at the Westin Galleria, San Antonio Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, on Friday, June 4, 2021, at 9:30 a.m., Central Daylight Time.

At the meeting, you will hear a report on our business and act on the following matters:

(1)	Election of the five nominees for director named in the attached Proxy Statement;

(2)	Advisory vote to approve the compensation of our named executive officers as described in the attached Proxy Statement;

(3)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

(4)	Any other matters that may properly come before the meeting.

All shareholders of record at the close of business on April 8, 2021 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the shareholders of record is available at the Company’s offices in Dallas, Texas.

Depending on concerns about the novel coronavirus, or COVID-19, we might hold a virtual annual meeting instead of holding an in-person meeting. We would publicly announce a determination to hold a virtual annual meeting in a press release available at our website, www.matadorresources.com, as soon as practicable before the meeting. In that event, the annual meeting would be conducted solely virtually, on the above date and time, via live audio webcast. You or your proxyholder could participate, vote and examine our shareholder list at the virtual annual meeting by visiting www.virtualshareholdermeeting.com/MTDR2021 and using your control number, but only if we decide to hold a virtual annual meeting.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 22, 2021

YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on June 4, 2021:

Our Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2020 are available for viewing, printing and downloading at https://materials.proxyvote.com/576485.

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PROXY STATEMENT

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 4, 2021

This Proxy Statement is being mailed on or about April 22, 2021 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Westin Galleria, San Antonio Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, on June 4, 2021, at 9:30 a.m., Central Daylight Time (the “Annual Meeting” or the “2021 Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

If you are a shareholder of record, you may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. You may vote your proxy by mail by marking your vote on the enclosed proxy card and following the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the five nominees for director as set forth in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and (iii) FOR the ratification of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021. Your proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services and the Internet, proxies may be solicited by directors, officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

The outstanding voting securities of the Company consist of issued and outstanding common stock, par value $0.01 per share (the “Common Stock”). The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board as the close of business on April 8, 2021 (the “Record Date”). As of the Record Date, there were 116,781,445 shares of Common Stock outstanding and entitled to vote.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a shareholder to abstain with respect to any or all nominees for the Board. The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and

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PROXY STATEMENT

entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” the election of such nominee exceeds the number of votes cast “against” such nominee. See “Corporate Governance—Majority Vote in Director Elections” for additional information regarding election of directors.

The other proposals require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Shares held by a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

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PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully prior to voting. For more complete information regarding our 2020 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2020.

2021 Annual Meeting of Shareholders

Voting Matters and Board Recommendation

Proposal	Board Recommendation

Election of Five Director Nominees (page 12)	FOR
Advisory Vote to Approve Named Executive Officer Compensation (page 36)	FOR

Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2021 (page 37)	FOR

2020 Business Highlights

Despite the precipitous decline in global oil demand resulting from the worldwide spread of the novel coronavirus (“COVID-19”) in 2020 along with the actions of the Organization of Petroleum Exporting Countries, Russia and certain other oil-exporting countries (“OPEC+”), which led to a very challenging oil and natural gas price environment, the successful execution of our business strategies led to increases in our oil and natural gas production and proved oil and natural gas reserves in 2020. We achieved these results despite reducing our operated drilling rig count from six at the beginning of the year to three by the end of the second quarter. We also improved the capital efficiency of our drilling and completion operations and achieved several key operational milestones throughout the year. In addition, we concluded several important financing transactions in 2020, including an increase in the elected commitment under our third amended and restated credit agreement (the “Credit Agreement”), the reaffirmation of the borrowing base and the restructuring of our oil hedging portfolio. San Mateo Midstream, LLC, our midstream joint venture (“San Mateo”), also achieved several important milestones in 2020,

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PROXY SUMMARY

including the expansion of its cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”) and associated pipelines and the merger of San Mateo Midstream II, LLC (“San Mateo II”) with and into San Mateo. These achievements and transactions increased our operational flexibility and opportunities while preserving the strength of our balance sheet and our liquidity position.

In 2020, we achieved record oil, natural gas and average daily oil equivalent production. In addition, we increased our estimated total proved oil and natural gas reserves 7% as of December 31, 2020, as compared to December 31, 2019.

Reserves and Production Growth

Business highlights achieved during 2020 include the following:

•	A 14% increase in oil production from 14.0 million barrels (“Bbl”) of oil produced in 2019 to 15.9 million Bbl of oil produced in 2020.

•	A 14% increase in natural gas production from 61.1 billion cubic feet (“Bcf”) of natural gas produced in 2019 to 69.5 Bcf of natural gas produced in 2020.

•

A 14% increase in average daily oil equivalent production from 66,203 barrels of oil equivalent (“BOE”) per day, including 38,312 Bbl of oil per day and 167.4 million cubic feet (“MMcf”) of natural gas per day, in 2019, to 75,175 BOE per day, including 43,526 Bbl of oil per day and 189.9 MMcf of natural gas per day, in 2020.

•

The ongoing transition to drilling longer laterals, whereby 83% of the operated horizontal wells we completed and turned to sales in 2020 had lateral lengths greater than one mile, as compared to 29% in 2019 and 9% in 2018.

•

The continuing improvement in capital efficiency as demonstrated by (i) our average drilling and completion (“D&C”) costs for all operated horizontal wells completed and turned to sales of approximately $850 per lateral foot in 2020, a decrease of 27% as compared to average drilling and completion costs of $1,165 per lateral foot in 2019 and a decrease of 44% as compared to average drilling and completion costs of $1,528 per lateral foot in 2018, and (ii) the sequential quarterly decrease in our drilling and completion costs per lateral foot on operated wells turned to sales throughout 2020, from $1,009 in the first quarter to $881 in the second quarter to $790 in the third quarter and, finally, to $625 in the fourth quarter.

•	Record-low unit operating costs for lease operating expenses (“LOE”) of $3.81 per BOE and general and administrative (“G&A”) expenses of $2.27 per BOE, both for the year ended December 31, 2020.

Lower Costs and Increased Capital Efficiency

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PROXY SUMMARY

Financial highlights achieved during 2020 include the following:

•

The amendment of the Credit Agreement in February 2020 to reaffirm the borrowing base at $900.0 million, increase our elected borrowing commitment from $500.0 million to $700.0 million and add two new banks to our lending group.

•	Achievement of free cash flow in the fourth quarter of 2020.

Recent Developments

In February 2021, the Board adopted a dividend policy pursuant to which the Company intends to pay quarterly cash dividends on its common stock of $0.025 per share. Pursuant to this policy, the Board declared Matador’s first quarterly cash dividend of $0.025 per share of common stock, which was paid on March 31, 2021 to shareholders of record as of March 24, 2021.

Environmental, Social and Governance (“ESG”) Initiatives (page 27)

At Matador, we are committed to creating long-term value in a responsible manner. In alignment with this goal, we maintain an active ESG program and continued working in 2020 to improve upon that foundation, including by revising the mandate of the Board’s Environmental, Social and Corporate Governance Committee to enhance focus, oversight and support for the Company’s ESG efforts. Furthermore, we anticipate publishing ESG metrics in alignment with the Sustainability Accountability Standards Board (SASB) framework later this year as part of our ongoing efforts to raise the profile of the Company’s ESG initiatives and to provide stakeholders with consistent and comparable ESG disclosures. See “Corporate Governance—Environmental, Social and Governance Initiatives” on page 27 for additional information and 2020 ESG performance highlights.

2021 Proxy Statement  |  Matador Resources Company        5

PROXY SUMMARY

Director Nominees (page 12)

Our Board currently has 10 members divided into three classes of directors, designated Class I, Class II and Class III. Directors are elected for three-year terms. The table below provides certain summary information about each nominee for director named in this Proxy Statement:

Name	Age	Director Since	Principal Occupation	Committee Memberships

William M. Byerley*	67	2016	Retired Partner, PricewaterhouseCoopers LLP (PwC)	A, ESG, M

Monika U. Ehrman*	43	2019	Professor of Law and Faculty Director of Oil & Gas, Natural Resources, and Energy Center, University of Oklahoma College of Law	A, ESG, M, O, P

Julia P. Forrester Rogers*	61	2017	Professor of Law, Southern Methodist University Dedman School of Law	A, ESG

James M. Howard*	70	2021	Retired Trustee, Private Family Trust	A, ESG, M

Kenneth L. Stewart*	67	2017	Retired EVP, Compliance and Legal Affairs, Children’s Health System of Texas	CM, E, ESG, SPC

*	Independent Director
A	Audit Committee
CM	Capital Markets and Finance Committee
E	Executive
ESG	Environmental, Social and Corporate Governance Committee
M	Marketing and Midstream Committee
O	Operations and Engineering Committee
P	Prospect Committee
SPC	Strategic Planning and Compensation Committee

Executive Compensation Highlights (page 40)

Response to COVID-19 and Oil Price Decline

During the first quarter and through April 2020, the oil and natural gas industry witnessed an abrupt and significant decline in oil prices from $63 per Bbl in early January to as low as ($38) per Bbl in late April. This sudden decline in oil prices was attributable to two primary factors: (i) the precipitous decline in global oil demand resulting from the worldwide spread of COVID-19 and (ii) a sudden, unexpected increase in global oil supply resulting from actions initiated by Saudi Arabia to increase its oil production to world markets following the failure of efforts by OPEC+ to agree on coordinated production cuts at their March 6, 2020 meetings in Vienna, Austria.

In connection with these events, we implemented compensation reductions effective April 1, 2020 for our entire workforce, including our executive officers. Chairman and Chief Executive Officer Joseph Wm. Foran voluntarily agreed to a 25% base salary reduction with the other executive officers and vice presidents agreeing to 20% and 10% reductions, respectively. These pay cuts were not restored until March 1, 2021, at which time our stock price had rebounded from a low of $1.11 in March 2020 to close at $22.04 on March 1, 2021.

In March 2020, after consulting with the Strategic Planning and Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”) and management and considering shareholder feedback, the Independent Board granted executive officer awards consisting of 50% service-based cash-settled restricted stock units and 50% share-settled performance stock units. These awards reflect the Company’s continued commitment to transition to additional performance-based compensation. Importantly, in determining the targeted value of these awards, the Independent Board used a stock price of approximately $12.50 on a date at which the Company’s stock price closed at $2.41. The use of this considerably higher stock price in sizing the 2020 long-term incentive awards significantly lowered the number of units granted to each officer, preserving shares under the Company’s long-term incentive plan for future grants, preventing additional

6        Matador Resources Company  |  2021 Proxy Statement

PROXY SUMMARY

shareholder dilution and further aligning the interests of our executive officers with shareholders. Mr. Foran’s 2020 long-term award grant date fair value of $651,373 represented an 85% decrease from his 2019 long-term incentive award grant date fair value.

Consistent with the compensation reductions noted above, in setting 2020 annual cash incentive opportunities under our annual cash incentive plan for our Named Executive Officers, the Strategic Planning and Compensation Committee and Independent Board also lowered these amounts as compared to 2019. Mr. Foran’s target annual incentive opportunity as a percentage of his earned 2020 base salary was reduced from 110.0% to 73.3%, and his maximum annual incentive opportunity was reduced from 220.0% to 110.0%.

The 2020 operational and financial successes noted above contributed to the Company meeting or exceeding the maximum level of each of the Independent Board-approved performance metrics under our annual cash incentive plan. Nonetheless, to strengthen the Company’s balance sheet and further align the interests of our executive officers with our shareholders, the Company’s executive officers and the Independent Board agreed that the executive officers would forego receiving any 2020 annual cash bonuses.

As a result of the base salary reduction, the lower long-term incentive award grant date fair value and the absence of an annual cash bonus payment, Mr. Foran’s total 2020 compensation of $1.7 million reflects a 79% reduction from 2019 levels. Similarly, the total 2020 compensation of the other Named Executive Officers decreased an average of 75% from 2019 levels.

Details of our executive compensation are shown in the 2020 Summary Compensation Table on page 59. For further discussion of the above changes to our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis” beginning on page 41.

Our Executive Compensation Philosophy

Our compensation program is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as:

•	teamwork;

•	mentoring future leaders within the Company to drive long-term shareholder value;

•	individual performance in light of general economic and industry-specific conditions;

•	relationships with shareholders and vendors;

•	level of job responsibility;

•	industry experience;

•	general professional growth; and

•	the ability to:

¡	manage and enhance production from our existing assets;

¡	explore new opportunities to increase oil and natural gas production;

¡	identify and acquire additional acreage;

¡	improve total shareholder returns;

¡	increase year-over-year proved reserves;

¡	control unit production costs; and

¡	pursue midstream opportunities.

2021 Proxy Statement  |  Matador Resources Company        7

INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Friday, June 4, 2021, at 9:30 a.m., Central Daylight Time. We are sending this Proxy Statement to our shareholders on or about April 22, 2021.

All references in this Proxy Statement to “we,” “our,” “us,” “Matador” or the “Company” refer to Matador Resources Company, including our subsidiaries and affiliates.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the following matters outlined in the Annual Meeting notice:

•	the election of the five nominees for director named in this Proxy Statement;

•	an advisory vote to approve the compensation of our named executive officers as described herein;

•	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

•	any other matters that may properly come before the meeting.

What are the Board’s voting recommendations?

•	FOR the election of the five nominees for director named in this Proxy Statement;

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Who is entitled to vote?

Shareholders as of the close of business on April 8, 2021 are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 116,781,445 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials over the Internet. We have elected to send a separate Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareholders instead of a paper copy of the proxy materials. This approach conserves natural resources and reduces the costs of printing and distributing our proxy materials while providing shareholders with a convenient way to access our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form, may be found in the Notice. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by email by following the instructions in the Notice. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

8        Matador Resources Company  |  2021 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

How do I vote?

You may:

•	attend the Annual Meeting and vote in person;

•

dial the toll-free number listed on the Notice, proxy card or voting instruction form provided by your broker. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on June 3, 2021;

•

go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on June 3, 2021; or

•

if you received a paper copy of your proxy materials and elect to vote by written submission, mark your selections on the proxy card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive paper copies of proxy materials?

We are providing certain shareholders with paper copies of the proxy materials instead of a separate Notice. If you received a paper copy and would no longer like to receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

Will each shareholder in our household receive proxy materials?

Generally, no. To the extent you are receiving printed proxy materials, we try to provide only one set of proxy materials to be delivered to multiple shareholders sharing an address, unless you have given us other instructions. Any shareholder at a shared address may request delivery of single or multiple copies of printed proxy materials for future meetings by contacting us at:

Matador Resources Company

Attention: Investor Relations

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Email: investors@matadorresources.com

Telephone: (972) 371-5200

We undertake to deliver promptly, upon written or oral request, a copy of proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our Common Stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or email: investors@matadorresources.com, before the Annual Meeting, and we will send you an admission card.

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INFORMATION ABOUT THE ANNUAL MEETING

If I vote via telephone or the Internet or by mailing my proxy card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or the Internet), by voting at the Annual Meeting or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your proxy card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

The affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee.

With respect to all other matters, the affirmative vote of the holders of a majority of the shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting, is required.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or represented by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (“NYSE”), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of our independent registered public accounting firm. Accordingly, brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

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INFORMATION ABOUT THE ANNUAL MEETING

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares of Common Stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.matadorresources.com, by contacting our Investor Relations Department at (972) 371-5200 or investors@matadorresources.com or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent registered public accounting firm be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board has approved KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Where can I contact the Company?

Our mailing address is:

Matador Resources Company

Attention: Investor Relations

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Our telephone number is (972) 371-5200.

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PROPOSAL 1

PROPOSAL 1 | ELECTION OF DIRECTORS

The Board currently consists of 10 members and is divided into three classes of directors, designated Class I, Class II and Class III, with the term of office of each director ending on the date of the third annual meeting following the annual meeting at which such director’s class was elected. The number of directors in each class will be as nearly equal as possible. The Class I directors are William M. Byerley, Monika U. Ehrman, Julia P. Forrester Rogers and Kenneth L. Stewart, each of whom is a Class I director nominee at the 2021 Annual Meeting, in each case, to hold office until the 2024 Annual Meeting of Shareholders or his or her earlier death, retirement, resignation or removal. The Class II directors are R. Gaines Baty, Craig T. Burkert and James M. Howard. The terms of Messrs. Baty and Burkert will each continue until the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) or his earlier death, retirement, resignation or removal. Mr. Howard was appointed to the Board following the 2020 Annual Meeting and is therefore a Class II nominee at the 2021 Annual Meeting to hold office until the 2022 Annual Meeting or his earlier death, retirement, resignation or removal. The Class III directors are Joseph Wm. Foran, Reynald A. Baribault and Timothy E. Parker, the terms of whom will each continue until the 2023 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal.

The Board believes that each of the director nominees possesses the qualifications described below in “Corporate Governance—Board Committees—Nominating Committee.” That is, the Board believes that each nominee possesses:

•	deep experience at the policy making level in business, government or education;

•	the availability and willingness to devote adequate time to Board duties;

•	the character, judgment and ability to make independent analytical, probing and other inquiries;

•	a willingness to exercise independent judgment along with a willingness to listen and learn from others;

•	business knowledge and experience that provides a balance with the other directors;

•	financial independence; and

•	excellent past performance on the Board.

Director Diversity

TENURE	AGE	GENDER

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Core Competencies

Senior Leadership Experience	Energy Industry Experience

Financial Expertise	Legal and Risk Management Experience

Strategic Planning Expertise	ESG Experience

Capital Markets Experience	Information Technology Expertise

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

MR. WILLIAM M. BYERLEY	Retired Partner, PricewaterhouseCoopers LLP (PwC)	Class I

Director Director since: 2016 Independent: Yes Age: 67 Committees: • Audit (Chair) • Environmental, Social and Corporate Governance • Marketing and Midstream

Biographical Information:

Mr. Byerley was appointed to the Board in 2016 and is chair of the Board’s Audit Committee. Mr. Byerley retired from PricewaterhouseCoopers LLP (PwC) in 2014. From 1988 through 2014, Mr. Byerley was a Partner with PwC, serving as an Assurance Partner on various audit engagements primarily for energy sector clients. From 1988 through 1990, Mr. Byerley served in the PwC National Office Accounting Services Group. Mr. Byerley received a Bachelor of Business Administration degree in 1975 and a Master of Business Administration degree in 1976, both from Southern Methodist University. He is a licensed Certified Public Accountant.

Qualifications:

Mr. Byerley’s extensive experience in public accounting and longtime service to energy sector clients of PwC provide the Board with invaluable financial and accounting expertise, particularly for oil and natural gas companies, strong accounting and financial oversight and general industry knowledge.

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PROPOSAL 1

MS. MONIKA U. EHRMAN	Professor of Law and Faculty Director of Oil & Gas, Natural Resources, and Energy Center, University of Oklahoma College of Law	Class I

Director Director since: 2019 Independent: Yes Age: 43 Committees: • Audit • Environmental, Social and Corporate Governance • Marketing and Midstream • Operations and Engineering • Prospect

Biographical Information:

Ms. Ehrman was appointed to the Board in 2019. She is Professor of Law, earning tenure in 2019, and Faculty Director of the Oil & Gas, Natural Resources, and Energy Center (ONE C) at the University of Oklahoma College of Law. Professor Ehrman also serves as Adjunct Associate Professor, Energy Management, at the University of Oklahoma Michael F. Price College of Business. She is also Visiting Professor of Law at the University of North Texas at Dallas College of Law for the 2020-2021 academic year. Professor Ehrman joined the University of Oklahoma College of Law in 2013 as Associate Professor of Law. Prior to teaching, she served as in-house legal counsel for two oil and natural gas companies from 2008 to 2012 and as an associate oil and natural gas attorney at an international law firm from 2005 to 2008. Before law school, Professor Ehrman worked as a petroleum engineer in the upstream, midstream and pipeline sectors of the energy industry. In addition to serving on various oil and natural gas law committees, she also served as an Editor of the Oil and Gas Reporter for the Institute for Energy Law. Professor Ehrman received her Bachelor of Science degree in Petroleum Engineering from the University of Alberta; J.D. from Southern Methodist University Dedman School of Law; and Master of Laws degree from Yale Law School.

Qualifications: Professor Ehrman provides valuable insight to our Board on our engineering and midstream operations as well as legal and governance matters.

MS. JULIA P. FORRESTER ROGERS	Professor of Law, Southern Methodist University Dedman School of Law	Class I

Director Director since: 2017 Independent: Yes Age: 61 Committees: • Environmental, Social and Corporate Governance (Chair) • Audit

Biographical Information:

Ms. Rogers was appointed to the Board in 2017 and is chair of the Board’s Environmental, Social and Corporate Governance Committee. Ms. Rogers is a Professor of Law at Southern Methodist University Dedman School of Law where she has been a member of the faculty since 1990, teaching and serving in various administrative positions. From 2015 through 2018, Ms. Rogers served as Associate Provost for Student Academic Services at SMU, overseeing International Student and Scholar Services, Study Abroad, the Center for Academic Development of Student Athletes, the President’s Scholars Program and the Hunt Scholars Program, among others. She has served in various administrative positions at SMU, including serving as Associate Dean for Academic Affairs for the 1995-1996 academic year and as Dean ad interim of the Dedman School of Law from June 2013 through June 2014. Before beginning her academic career at SMU, Ms. Rogers practiced law with Thompson & Knight LLP. Ms. Rogers holds a Bachelor of Science degree in Electrical Engineering from The University of Texas at Austin, graduating with highest honors, and a law degree from The University of Texas School of Law, graduating with high honors. She is a member of the Order of the Coif, and she received the highest score on the Texas bar exam following her graduation. More recently, she was elected as a member of the American Law Institute.

Qualifications: Ms. Rogers’ academic, administrative and legal experience provide our Board with a unique perspective on the Company’s business, operations and corporate governance.

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MR. JAMES M. HOWARD	Retired Trustee, Private Family Trust	Class II

Director Director since: 2021 Independent: Yes Age: 70 Committees: • Marketing and Midstream (Chair) • Audit • Environmental, Social and Corporate Governance

Biographical Information:

Mr. Howard was appointed to the Board in 2021. He retired in March 2020 from his long-time role as a trustee of a private family trust in Houston, Texas where, since 1999, he exercised sole responsibility for all trust assets and actions. The trust was comprised of over 40 privately held limited partnerships, limited liability companies and public market positions in various asset classes and sectors. From 2000 to 2020, Mr. Howard also served as trustee of a private secondary trust with a different mix of assets than the primary family trust. Prior to his work as a trustee, he served as Vice President of Texon, L.P. from 1996 to 2000, marketing all crude oil, condensate and liquefied petroleum gas for the company and their public utility joint venture partner. From 1986 to 1996, he served as Vice President of Tripetrol Oil Trading, Inc., through which he also served on the New York Mercantile Exchange (NYMEX) Crude Oil Advisory Committee. Mr. Howard previously served in other trading positions at various Houston-based trading and petroleum companies from 1975 to 1986. He received a Bachelor of Arts degree from Florida Presbyterian College and a Master of International Management degree from Thunderbird School of International Management.

Qualifications:

Mr. Howard’s petroleum marketing and trading experience provide the Company with valuable insight, particularly with respect to its marketing activities and the operations of San Mateo.

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PROPOSAL 1

MR. KENNETH L. STEWART	Retired EVP, Compliance and Legal Affairs, Children’s Health System of Texas	Class I

Director Director since: 2017 Independent: Yes Age: 67 Committees: • Capital Markets and Finance • Environmental, Social and Corporate Governance • Executive • Strategic Planning and Compensation

Biographical Information:

Mr. Stewart was appointed to the Board in 2017. Mr. Stewart was most recently employed as Executive Vice President, Compliance and Legal Affairs, for Children’s Health System of Texas, a position that he began on January 1, 2019 and from which he retired on January 2, 2021. Children’s Health System of Texas and its affiliates constitute one of the 10 largest pediatric hospital systems in the United States. Previously, effective December 31, 2018, Mr. Stewart retired from Norton Rose Fulbright US LLP, which constitutes the United States operations of Norton Rose Fulbright, an international legal practice with 3,700 legal professionals in over 50 cities worldwide. At the time of his retirement, Mr. Stewart was a Partner with Norton Rose Fulbright and held the position of Chair—United States. Mr. Stewart began his legal career with Fulbright & Jaworski LLP, the predecessor to Norton Rose Fulbright US LLP, and previously held at differing times positions of Global Chair of the international organization, Managing Partner of the United States region and Partner-in-Charge of the Dallas office. Prior to entering into full-time management for his firm in 2012, he engaged in a domestic and international transactional legal practice, focusing principally on merger, acquisition, financing and joint venture activities for both public and privately-held entities. Mr. Stewart has extensive experience representing and advising companies and their executive officers and boards of directors engaged in oil and natural gas exploration and midstream activities. Since his retirement from Norton Rose Fulbright, Mr. Stewart has acted, and from time to time continues to act, on a limited basis as an independent contractor senior business consultant to family offices for which he provided services during his legal career. Mr. Stewart graduated from the University of Arkansas School of Business in 1976 with a Bachelor of Science in Business Administration degree in Accounting and was licensed as a Certified Public Accountant in Texas in 1981 (certificate now on non-practice status). He graduated with honors from Vanderbilt Law School in 1979 and was a member of the Order of the Coif. Mr. Stewart has been active in numerous civic and professional organizations in the Dallas area in the past, including among others, the Dallas Regional Chamber, The Center for American and International Law and the Dallas Citizens Council.

Qualifications:

Mr. Stewart’s extensive experience representing public companies, and particularly oil and natural gas companies, along with his years of management experience, provide our Board with important legal, corporate governance and leadership insight.

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board of Directors recommends that you vote FOR each of the nominees.

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Directors Continuing in Office

Biographical information for our directors who are continuing in office is provided below.

MR. JOSEPH WM. FORAN	CEO, Matador Resources Company	Class III

Chairman of the Board Director since: 2003 Independent: No Age: 68 Committees: • Executive (Chair) • Capital Markets and Finance • Operations and Engineering • Prospect

Biographical Information:

Mr. Foran founded Matador Resources Company in July 2003 and has served as Chairman of the Board, Chief Executive Officer and Secretary since our founding in 2003. He is also chair of the Board’s Executive Committee. Mr. Foran began his career as an oil and natural gas independent in 1983 when he and his wife, Nancy, founded Foran Oil Company with $270,000 in contributed capital from 17 of his closest friends and neighbors. Foran Oil Company was later contributed into Matador Petroleum Corporation (Matador I) upon its formation by Mr. Foran in 1988, and Mr. Foran served as Chairman and Chief Executive Officer of that company from inception until the time of its sale to Tom Brown, Inc. in June 2003 for an enterprise value of $388 million in an all-cash transaction on a Friday. On the following Monday, Mr. Foran founded Matador Resources Company (Matador II). Today, Matador is one of the top 20 public exploration and production companies in the country by market capitalization and one of the top 10 oil and natural gas producers in New Mexico. Mr. Foran is originally from Amarillo, Texas, where his family owned a pipeline construction business. From 1980 to 1983, he was Vice President and General Counsel of J. Cleo Thompson and James Cleo Thompson, Jr., Oil Producers, a large independent producer. Prior to that time, he was a briefing attorney to Chief Justice Joe R. Greenhill of the Supreme Court of Texas. Mr. Foran graduated with a Bachelor of Science degree in Accounting from the University of Kentucky with highest honors and a law degree from the Southern Methodist University Dedman School of Law, where he was a Hatton W. Sumners scholar and the Leading Articles Editor on the Southwestern Law Review. He is currently active as a member of various industry and civic organizations, including his church and various youth activities. In 2002, Mr. Foran was honored as the Ernst & Young “Entrepreneur of the Year” for the Southwest Region. In 2015, he was inducted into the University of Kentucky Gatton College of Business and Economics Hall of Fame. In 2019, Mr. Foran received the SMU Dedman School of Law Distinguished Alumni Award for Corporate Service and was named D CEO Magazine’s 2019 Upstream CEO of the Year. In 2020, he was inducted into the Philosophical Society of Texas. He was also named to Institutional Investors’ All-American Executive Team as one of the top chief executive officers in the Small Cap Energy Division in 2021.

Qualifications:

As the founder, Chairman of the Board and Chief Executive Officer of Matador Resources Company, Mr. Foran provides Board leadership, industry experience and long relationships with many of our shareholders.

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PROPOSAL 1

MR. REYNALD A. BARIBAULT	Executive Vice President / Engineering, NP Resources, LLC	Class III

Director Director since: 2014 Independent: Yes Age: 57 Committees: • Operations and Engineering (Chair) • Prospect (Chair) • Audit • Executive • Strategic Planning and Compensation

Biographical Information:

Mr. Baribault was elected to the Board in 2014 and is chair of the Board’s Operations and Engineering Committee and Prospect Committee. He served as lead independent director of the Board from 2016 to 2019. He is Executive Vice President / Engineering of NP Resources, LLC, a Denver-based exploration and production operator with sole focus on the North Dakota Williston Basin. He co-founded NP Resources’ predecessor company, North Plains Energy, LLC, which developed and sold its North Dakota Bakken production and assets in 2012. In addition, he co-founded and serves as President and Chief Executive Officer of IPR Energy Partners, LLC, a Plano, Texas-based oil and natural gas production operator with current operations in the Fort Worth Basin. Prior to co-founding North Plains Energy, NP Resources and IPR Energy Partners, Mr. Baribault served as Vice President, Supervisor and Petroleum Engineering Consultant with Netherland, Sewell & Associates, Inc. in their Dallas office from 1990 to 2002. Mr. Baribault began his professional career as a reservoir engineer with Exxon Company in 1985 in the New Orleans Eastern Division Office. Mr. Baribault received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1985 and is a Licensed Professional Engineer in the State of Texas.

Qualifications:

Mr. Baribault provides valuable insight to our Board on our drilling, completions and reservoir engineering operations, as well as growth strategies, midstream operations and administration.

MR. R. GAINES BATY	CEO, R. Gaines Baty Associates, Inc.	Class II

Deputy Lead Independent Director

Director since: 2016

Independent: Yes

Age: 70

Committees:

•  Strategic Planning and Compensation (Chair)

•  Nominating (Chair)

•  Environmental, Social and Corporate Governance

•  Executive

Biographical Information:

Mr. Baty was appointed to the Board in 2016. He serves as deputy lead independent director and is chair of the Board’s Nominating Committee and Strategic Planning and Compensation Committee. Mr. Baty is CEO of R. Gaines Baty Associates, Inc., a leading executive search firm he founded in 1982 after working with the IBM Corporation. With over 30 years of experience, Mr. Baty has provided companies across the country and in a variety of industries with executive search and advisory services. Mr. Baty has served as a two-term President of the Society of Executive Recruiting Consultants and a two-term President of the Independent Recruiter Group. Mr. Baty is also a published author. Mr. Baty received a Bachelor of Business Administration degree from Texas Tech University, where he was a football team letterman, captain and, later, graduate assistant coach.

Qualifications:

Mr. Baty’s experience and expertise in executive leadership and development provide our Board with an important and unique perspective on these matters, and Mr. Baty assists the Board and the Company with recruitment, board administration, compensation and growth strategies.

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MR. CRAIG T. BURKERT	CFO, ROMCO Equipment Co.	Class II

Director Director since: 2016 Independent: Yes Age: 64 Committees: • Audit • Capital Markets and Finance • Marketing and Midstream • Nominating

Biographical Information:

Mr. Burkert was elected to the Board in 2016. With over 30 years of experience in distribution businesses, he currently serves as the Chief Financial Officer of ROMCO Equipment Co., a dealer of heavy construction equipment that serves customers in a variety of sectors throughout most of Texas. Mr. Burkert joined ROMCO in 1984 as a Product Manager, later serving as a Branch Manager from 1986 to 1989 and as General Manager from 1989 to 1994. In 1994, he left ROMCO to start a dealership in the lift truck industry in New England, but he returned to ROMCO in 2003 to take on his current position of Chief Financial Officer, where he is responsible for all financial, administrative and technology aspects of the company. Mr. Burkert received a Bachelor of Science degree in Electrical Engineering and Computer and Information Systems from Tulane University. He also holds a Master in Business Administration degree from Harvard Business School. Mr. Burkert has been involved with Matador since its inception.

Qualifications:

Mr. Burkert’s accounting and financial knowledge and leadership experience, coupled with his familiarity with the operations, information services and corporate governance of the Company, provide our Board with a valuable perspective on these matters and other business issues.

MR. TIMOTHY E. PARKER	Former Portfolio Manager and Analyst—Natural Resources, T. Rowe Price & Associates	Class III

Lead Independent Director

Director since: 2018

Independent: Yes

Age: 46

Committees:

•  Capital Markets and Finance (Chair)

•  Audit

•  Environmental, Social and Corporate Governance

•  Executive

•  Nominating

•  Prospect

•  Strategic Planning and Compensation

Biographical Information:

Mr. Parker was appointed to the Board in 2018, serves as lead independent director and is chair of the Board’s Capital Markets and Finance Committee. Mr. Parker retired in 2017 as Portfolio Manager and Analyst—Natural Resources for T. Rowe Price & Associates. Mr. Parker joined T. Rowe Price in 2001 as an equity analyst before becoming a portfolio manager in 2010. He managed the New Era fund from 2010 to 2013 and managed the energy and natural resources portions of T. Rowe Price’s Small Cap Value, Small Cap Stock and New Horizons funds from 2013 to 2017. Prior to joining T. Rowe Price, Mr. Parker was an investment banking analyst at Robert W. Baird & Co., Inc. Mr. Parker holds a Bachelor of Science degree in Commerce from the University of Virginia and a Master of Business Administration degree from the Darden School of Graduate Business (University of Virginia).

Qualifications: Mr. Parker’s experience with a large institutional shareholder and his extensive familiarity with the capital markets provide the Company with valuable insight.

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CORPORATE GOVERNANCE

The business affairs of Matador are managed under the direction of the Board in accordance with the Texas Business Organizations Code, the Company’s Amended and Restated Certificate of Formation (the “Certificate of Formation”) and its Amended and Restated Bylaws (the “Bylaws”), each as amended to date. The Board has adopted Corporate Governance Guidelines, which are reviewed annually by the Environmental, Social and Corporate Governance Committee of the Board. The Company has a Code of Ethics and Business Conduct for Officers, Directors and Employees (“Code of Ethics”), which is applicable to all officers, directors and employees of the Company. The Company intends to post any amendments to, and may post any waivers of, its Code of Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.”

The Board holds regular and special meetings and spends such time on the affairs of the Company as its duties require. During 2020, the Board held nine meetings. The Board also meets regularly in non-management executive sessions in accordance with NYSE regulations. The Corporate Governance Guidelines provide that one of the Company’s independent directors should serve as lead independent director at any time when the chief executive officer serves as the chairman of the board. The lead independent director presides over the non-management executive sessions, serves as a liaison between the chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate. Because Mr. Foran serves as Chairman of the Board and Chief Executive Officer, our independent directors have appointed Mr. Parker to serve as lead independent director and Mr. Baty to serve as deputy lead independent director. In 2020, all incumbent directors of the Company attended at least 75% of the meetings of the Board and the committees on which they served. It is our policy that each of our directors is expected to attend annual meetings of shareholders. All of our directors attended the 2020 Annual Meeting.

Independence of Directors

The Board makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. The actual determination of whether a director is independent is made by the Board on a case-by-case basis.

In connection with its preparation for the Annual Meeting, the Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations.

The Board reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After this review, our Board determined that nine of our 10 current directors are “independent directors” as defined under the rules of the SEC and the NYSE: Mmes. Ehrman and Rogers and Messrs. Baribault, Baty, Burkert, Byerley, Howard, Parker and Stewart. No member of or nominee for our Board has a family relationship with any executive officer or other members of our Board.

Majority Vote in Director Elections

On December 21, 2016, the Board amended the Bylaws to implement a majority voting standard in uncontested director elections. Pursuant to the Bylaws, in an election of directors at a meeting of shareholders at which a quorum is present, (i) if the number of nominees exceeds the number of directors to be elected (a “contested election”), directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting and (ii) in an election of directors that is not a contested election (an “uncontested election”), such as that being held at the Annual Meeting, directors shall be elected by a majority of the votes cast by the holders of shares present in person or

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represented by proxy and entitled to vote on the election of directors at such meeting. For purposes of the Bylaws, in an uncontested election, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Prior to the amendment of the Bylaws, directors were elected by a plurality of the votes cast, whether or not the election was a contested election.

In connection with the amendment to the Bylaws, the Board approved and adopted an amendment to the Company’s Corporate Governance Guidelines to implement a resignation policy for directors who fail to receive the required number of votes in an uncontested election in accordance with the Bylaws. Pursuant to the Corporate Governance Guidelines, as amended, in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election (a “majority against vote”) shall promptly tender his or her resignation following certification of the shareholder vote.

The Nominating Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority against vote, if known, and make a recommendation to the Board concerning whether to accept or reject such resignation. The Board shall act on the Nominating Committee’s recommendation and publicly disclose its decision with respect to such resignation offer within 90 days following certification of the shareholder vote. The resignation, if accepted by the Board, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Board Leadership Structure

Mr. Foran serves as Chairman of the Board and Chief Executive Officer of the Company. As stated in the Corporate Governance Guidelines, the Board does not believe that the offices of Chairman of the Board and Chief Executive Officer must be separate. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given Mr. Foran’s deep knowledge of the Company and experience in leading it, the Board currently believes that the most effective leadership structure for the Company is to have Mr. Foran serve as Chairman of the Board and Chief Executive Officer.

While Mr. Foran serves as Chairman of the Board and Chief Executive Officer, all of our non-employee directors are independent under the rules of the SEC and the NYSE. After considering the recommendations of our Strategic Planning and Compensation Committee, the independent directors determine Mr. Foran’s compensation. Further, the Company has five standing committees, a lead independent director (Mr. Parker) and a deputy lead independent director (Mr. Baty). The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Foran serve as Chairman of the Board and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

As lead independent director, Mr. Parker has the following roles and responsibilities:

•	chairs the executive sessions of the non-management and independent directors;

•	leads the independent directors in the evaluation of the Chief Executive Officer;

•	facilitates communication among the independent directors; and

•	acts as a liaison between the independent directors and the Chief Executive Officer.

Mr. Parker, as lead independent director, may also perform such other duties as the Board or the Environmental, Social and Corporate Governance Committee from time to time may assign, which may include, but are not limited to, the following:

•	help develop Board agendas and ensure critical issues are included;

•	determine quality, quantity and timeliness of information from management;

•	make recommendations about retaining consultants or advisors for the Board;

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CORPORATE GOVERNANCE

•	interview Board candidates;

•	oversee Board and director evaluations; and

•	help improve communications and processes by and between management and the Board and the Chief Executive Officer.

Mr. Baty, as deputy lead independent director, may also carry out the above duties in the absence of or at the direction of Mr. Parker, as lead independent director.

Board Committees

The standing committees of the Board are the Audit Committee, Environmental, Social and Corporate Governance Committee, Executive Committee, Nominating Committee and Strategic Planning and Compensation Committee. The Board has also established the following advisory committees: Capital Markets and Finance Committee, Marketing and Midstream Committee, Operations and Engineering Committee and Prospect Committee. Each of the standing committees is governed by a charter, and a copy of the charters of each of these committees is available on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.” Director membership of all of our standing and advisory committees is identified below, as of April 22, 2021.

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Audit Committee

The Audit Committee assists the Board in monitoring:

•	the integrity of our financial statements and disclosures;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditor;

•	the performance of our internal audit function and our independent auditor; and

•	our internal control systems.

In addition, the Audit Committee is charged with the (i) review of compliance with our Code of Ethics and (ii) oversight of the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management, including with respect to corporate governance, financial, accounting, operational, environmental, health and safety, regulatory and cybersecurity risks.

As of April 22, 2021, the Audit Committee consisted of Mmes. Ehrman and Rogers and Messrs. Baribault, Burkert, Byerley, Howard and Parker, each of whom is independent under the rules of the SEC and the NYSE. Mr. Byerley is the chair of the Audit Committee. SEC rules require a public company to disclose whether or not its audit committee has an “audit committee financial expert” as defined by applicable SEC rules and regulations. Our Board has determined that each of Messrs. Burkert, Byerley and Parker is an “audit committee financial expert.” During 2020, the Audit Committee met five times.

Environmental, Social and Corporate Governance Committee

The Environmental, Social and Corporate Governance Committee is responsible for periodically reviewing and assessing our Corporate Governance Guidelines and Code of Ethics and making recommendations for changes thereto to the Board, reviewing any other matters related to our corporate governance, unless the authority to conduct such review has been retained by the Board or delegated to another committee, and overseeing the process for evaluation of the Board and management. The Environmental, Social and Corporate Governance Committee (formerly the Corporate Governance Committee), in conjunction with the Company’s CEO, also oversees ESG matters.

As of April 22, 2021, the Environmental, Social and Corporate Governance Committee consisted of Mmes. Ehrman and Rogers and Messrs. Baty, Byerley, Howard, Parker and Stewart, each of whom is independent under the rules of the SEC and the NYSE. Ms. Rogers is the chair of the Environmental, Social and Corporate Governance Committee. During 2020, the Environmental, Social and Corporate Governance Committee met four times.

Executive Committee

The Executive Committee has authority to discharge all the responsibilities of the Board in the management of the business and affairs of the Company, except where action of the full Board is required by statute or by our Certificate of Formation or Bylaws, each as amended to date. As of April 22, 2021, the Executive Committee consisted of Messrs. Foran, Baribault, Baty, Parker and Stewart. Mr. Foran is the chair of the Executive Committee. During 2020, the Executive Committee did not meet.

Nominating Committee

The Nominating Committee has the following responsibilities:

•	identifies and recommends to the Board individuals qualified to be nominated for election to the Board; and

•	recommends to the Board the members and chair of each committee of the Board.

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Pursuant to the Nominating Committee charter, no director may serve on the Nominating Committee if such director is subject to re-election to the Board at the next annual meeting of shareholders.

As of April 22, 2021, the Nominating Committee consisted of Messrs. Baty, Burkert and Parker, each of whom is independent under the rules of the SEC and the NYSE. Mr. Baty is the chair of the Nominating Committee. During 2020, the Nominating Committee met five times.

The Board has also established a Shareholder Advisory Committee for Board Nominations (the “Advisory Committee”) that is charged with receiving and considering possible nominees for election to the Board by shareholders. Pursuant to the Advisory Committee charter, this committee is comprised of eight to 12 persons selected by the Nominating Committee and consists of at least:

•	two members of the Nominating Committee;

•	two former members of or special advisors to the Board;

•

two shareholders who beneficially own Common Stock having a market value of at least $1.0 million (such value to be based on the market value of the Common Stock immediately prior to designation of such shareholders to the Advisory Committee); and

•	two shareholders who have beneficially owned Common Stock continuously for at least the five years prior to such shareholder’s designation to the Advisory Committee.

The current members of the Advisory Committee are Messrs. Baty and Parker and Rick H. Fenlaw, Scott E. King, George M. Yates, J. Barry Banker, Joe E. Coleman, Kevin M. Grevey and Bobby K. Pickard. Messrs. King and Fenlaw are co-chairs of the Advisory Committee.

The Advisory Committee makes recommendations based on its conclusions to the Nominating Committee for its consideration and review.

The Nominating Committee and the Advisory Committee consider individuals recommended by the Company’s shareholders to serve on the Board. In considering candidates submitted by shareholders, the Advisory Committee and the Nominating Committee take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Advisory Committee and the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•

The name and address of the shareholder, evidence of the person’s ownership of Common Stock or derivatives, including the number of shares owned, a description of all arrangements or understandings regarding the right to vote shares of the Company, any short interest in any security of the Company, any rights to dividends that are separated or separable from the underlying shares, any proportionate interest in shares or derivatives held by a general or limited partnership whereby the shareholder is a general partner or beneficially owns an interest in the general partner, any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any change in the value of the shares or derivatives, any other information relating to the shareholder that would be required to be disclosed in connection with solicitations of proxies for the election of directors in a contested election and a statement whether or not the shareholder will deliver a proxy to shareholders; and

•

The name, age and business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors.

The shareholder recommendation and information described above, and in more detail in our Bylaws, must be sent to the Corporate Secretary at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and must be received by the Corporate Secretary not fewer than 45 nor more than 75 days prior to the one year anniversary date of the date the Company’s proxy statement was mailed in connection with the previous year’s annual meeting of shareholders.

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The Nominating Committee believes that a potential director of the Company must demonstrate that such candidate has:

•	a depth of experience at the policy-making level in business, government or education;

•	a balance with the business knowledge and experience of the incumbent or nominated directors;

•	availability and willingness to devote adequate time to Board duties;

•	any unfilled expertise needed on the Board or one of its committees;

•	character, judgment and ability to make independent analytical, probing and other inquiries;

•	willingness to exercise independent judgment while remaining willing to listen and learn from the other directors and the Company’s staff; and

•	financial independence to ensure such candidate will not be financially dependent on director compensation.

In the case of an incumbent director, the Nominating Committee will also consider such director’s past performance on the Board.

The Nominating Committee or the Advisory Committee may identify potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating Committee or the Advisory Committee may also engage firms that specialize in identifying director candidates. As described above, the Nominating Committee and Advisory Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating Committee or the Advisory Committee as a potential candidate, the Nominating Committee or the Advisory Committee will make an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating Committee or the Advisory Committee determines that additional consideration is warranted, the Nominating Committee or the Advisory Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating Committee or the Advisory Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees and the need for any required expertise on the Board or one of its committees. The Nominating Committee or the Advisory Committee also contemplates multiple dynamics that promote and advance diversity among the members of the Board. Although the Nominating Committee does not have a formal diversity policy, the Nominating Committee considers a number of factors regarding diversity of personal and professional backgrounds, gender, race, age, specialized skills and acumen and breadth of experience in energy exploration and production, midstream and marketing, executive leadership, accounting, finance or law. The Nominating Committee does not discriminate based upon race, religion, gender, national origin, age, disability, citizenship or any other legally protected status. The Nominating Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Strategic Planning and Compensation Committee

The Strategic Planning and Compensation Committee has the following responsibilities:

•

assists the Board and the independent members of the Board (the “Independent Board”) in the discharge of their fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

•	provides overall guidance with respect to the establishment, maintenance and administration of our compensation programs, including stock and benefit plans;

•	oversees and advises the Board and the Independent Board on the adoption of policies that govern our compensation programs;

•

recommends to the Board the strategic, tactical and performance goals of the Company, including those performance and tactical goals that relate to performance-based compensation, including but not limited to goals for production, reserves, cash flows and shareholder value; and

•	in conjunction with the Company’s CEO, oversees management succession planning.

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The Strategic Planning and Compensation Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as any subcommittee consists of at least two members.

As of April 22, 2021, the Strategic Planning and Compensation Committee consisted of Messrs. Baribault, Baty, Parker and Stewart, each of whom is independent under the rules of the SEC and the NYSE and a “non-employee director” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Baty is the chair of the Strategic Planning and Compensation Committee. During 2020, the Strategic Planning and Compensation Committee met seven times.

Capital Markets and Finance Committee

The Capital Markets and Finance Committee provides oversight of the Company’s financial objectives, financial policies, capital structure and financing requirements. As of April 22, 2021, the members of the Capital Markets and Finance Committee were Messrs. Foran, Burkert, Parker and Stewart. Mr. Parker is the chair of the Capital Markets and Finance Committee.

Marketing and Midstream Committee

The Marketing and Midstream Committee provides oversight of the Company’s marketing and midstream activities, projects, joint ventures and plans. As of April 22, 2021, the members of the Marketing and Midstream Committee were Ms. Ehrman and Messrs. Burkert, Byerley and Howard. Mr. Howard is the chair of the Marketing and Midstream Committee.

Operations and Engineering Committee

The Operations and Engineering Committee provides oversight of the development of our prospects, our drilling, completions and production operations and associated costs. In addition, the Operations and Engineering Committee provides oversight of the amount and classifications of our reserves and the design of our completion techniques and hydraulic fracturing operations and various other reservoir engineering matters. As of April 22, 2021, the members of the Operations and Engineering Committee were Ms. Ehrman and Messrs. Baribault and Foran. Mr. Baribault is the chair of the Operations and Engineering Committee.

Prospect Committee

The Prospect Committee provides oversight of the technical analysis, evaluation and selection of our oil and natural gas prospects. As of April 22, 2021, the members of the Prospect Committee were Ms. Ehrman and Messrs. Baribault, Foran and Parker. Mr. Baribault is the chair of the Prospect Committee.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management, including with respect to corporate governance, financial, accounting, operational, environmental, health and safety, regulatory and cybersecurity risks. In connection with the Audit Committee’s oversight responsibility, executive management briefs the Audit Committee on a quarterly basis on risks faced by the Company. Under the Audit Committee’s oversight, management maintains a commercial insurance program for the Company’s benefit covering casualty, property, workers’ compensation, well operations and cybersecurity risks, among others. The Strategic Planning and Compensation Committee has the responsibility to oversee that our incentive pay does not encourage unnecessary risk taking and to review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

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Environmental, Social and Governance (ESG) Initiatives

Affirmation of Our Commitment

At Matador, we are committed to creating long-term value in a responsible manner. This commitment extends across our operations and includes a dedication to excellence with respect to environmental, social and governance (ESG) matters. Our guiding focus on good stewardship is reflected in our Code of Ethics and in our Corporate Governance Guidelines, which are reviewed annually by the Environmental, Social and Corporate Governance Committee of the Board. See “Corporate Governance” on page 20 for additional information.

Oversight and Coordination of ESG Efforts

The Board and senior management understand the importance of ESG matters and of supporting the Company’s ongoing efforts in this area. In 2020, the Board adopted changes to the charter of the Environmental, Social and Corporate Governance Committee (formerly the Corporate Governance Committee) to (i) delegate oversight authority with respect to ESG matters to the committee, in conjunction with the Company’s CEO, and (ii) change the name of the committee to reflect its expanded oversight authority.

Approach to ESG Reporting

In continuing to raise the profile of the Company’s ESG initiatives externally, we recognize the growing value to investors of consistent and comparable ESG disclosures. As a result, we plan to publish ESG metrics in alignment with the Sustainability Accounting Standards Board (SASB) framework later this year.

For more information regarding the Company’s ESG initiatives, please see the Company’s website at www.matadorresources.com under the heading “Investor Relations—ESG.”

ESG Performance Highlights

Highlights from the Company’s 2020 ESG initiatives are shown below.

Environmental

Reducing Flaring and Associated Emissions	• Decreased flaring intensity by 38%, resulting in a 9,300 tonnes/year reduction in CO2e onsite emissions (2020 vs. 2019)

Expanding Use of Grid Power	• Significantly increased the percentage of new production facilities operating on electrical grid power, lowering emissions by removing on-site generators

Growing Usage of Recycled Water	• Doubled the percentage of recycled water used in fracture stimulation operations from 2018 to 2020 • Used over 680 million gallons of recycled produced water in our operations by year-end 2020

Reducing Surface Impact	• Reduced our surface footprint per well with fewer pads, longer laterals, and increased batch drilling

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Social

Maintaining Commitment to a Proactive Safety Culture	• Zero lost time incidents during more than 2.1 million employee man-hours from 2017 to 2020

Investing in Human Capital	• Approximately 15,000 hours of employee continuing education in 2020, equating to approximately 55 hours per employee

Providing a Leadership Development Program	• Six-month leadership course designed to enhance tactical leadership capabilities

Supporting Military Veterans	• Congressional Medal of Honor Foundation • Michael E. Thornton Foundation

Support Communities & Charities Where We Live, Work, and Operate

•   Donated a Company record amount of food to the North Texas Food Bank in 2020, contact-free

•   Donated hundreds of toys to the Eddy, New Mexico and Lea, New Mexico County Sheriff’s Offices and Courthouses in 2019 and 2020

Governance

Diverse and Independent Board Composition	• Lead independent director • 9 of 10 independent directors • Female membership since inception of predecessor company in 1988

Engaged Board of Directors with Majority Voting Standard	• No “overboarding” • Shareholder Advisory Committee for Board Nominations

Active Stakeholder Engagement	• Shareholder outreach program, including discussion of compensation, governance, social, safety and environmental practices and disclosures

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Strategic Planning and Compensation Committee Interlocks and Insider Participation

Messrs. Baribault, Baty, Burkert, Parker and Stewart served on the Strategic Planning and Compensation Committee during 2020. None of these individuals is or was previously one of our officers or employees. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Strategic Planning and Compensation Committee. No member of our Board serves as an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company. There were no compensation committee interlocks during 2020. Mr. Baribault’s sister-in-law is an employee of the Company. For more information on this related person transaction, see “Transactions with Related Persons.”

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties by mail. Shareholders and other interested parties may contact any member of the Board, any Board committee or the entire Board. To communicate with the Board, any individual director or any committee, correspondence should be addressed to the Board. All such correspondence should be sent “c/o Corporate Secretary” at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The Corporate Secretary will review and forward correspondence to the appropriate person or persons.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers and Other Senior Officers of the Company

The following table sets forth the names, ages and positions of our executive officers and certain of our other senior officers at April 8, 2021:

Name	Age	Positions Held With Us

Executive Officers

Joseph Wm. Foran	68	Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	60	President

David E. Lancaster	64	Executive Vice President and Chief Financial Officer

Craig N. Adams	54	Executive Vice President and Chief Operating Officer—Land, Legal & Administration

Billy E. Goodwin	63	Executive Vice President and Chief Operating Officer—Drilling, Completions & Production

Van H. Singleton, II	43	Executive Vice President of Land

G. Gregg Krug	60	Executive Vice President—Marketing and Midstream Strategy

Other Senior Officers

Christopher P. Calvert	42	Senior Vice President—Operations

W. Thomas Elsener	36	Senior Vice President—Reservoir Engineering and Senior Asset Manager

Bryan A. Erman	43	Senior Vice President and Co-General Counsel

Jonathan J. Filbert	34	Senior Vice President of Land

Michael D. Frenzel	39	Senior Vice President and Treasurer

Edmund L. Frost III, PhD	46	Senior Vice President of Geoscience

Robert T. Macalik	42	Senior Vice President and Chief Accounting Officer

Matthew D. Spicer	53	Senior Vice President and General Manager of Midstream

Glenn W. Stetson	36	Senior Vice President of Production and Asset Manager

Brian J. Willey	44	Senior Vice President and Co-General Counsel

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The following biographies describe the business experience of our executive officers and the senior officers listed above. Each officer serves at the discretion of our Board. There are no family relationships among any of our executive officers.

Executive Officers

Mr. Joseph Wm. Foran

Chairman of the Board and Chief Executive Officer	Please see the biography of Mr. Foran on page 17 of this Proxy Statement.

Mr. Matthew V. Hairford

President	Mr. Hairford joined Matador Resources Company in July 2004 as its Drilling Manager. He was named Vice President of Drilling in May 2005; Vice President of Operations in May 2006; Executive Vice President of Operations in May 2009; and in November 2013 assumed the title of President. He was previously with Samson Resources, an exploration and production company, as Senior Drilling Engineer, having joined Samson in 1999. His responsibilities there included difficult Texas and Louisiana Gulf Coast projects, horizontal drilling projects and a start-up drilling program in Wyoming. The scope of this work ranged from multi-lateral James Lime wells in East Texas to deep wells in South Texas and South Louisiana. Mr. Hairford has drilled many geo-pressured wells in Texas and Louisiana, along with normally pressured wells in Southwest Wyoming and East Texas. Additional responsibilities included a horizontal well program in Roger Mills County, Oklahoma at 15,000 feet vertical depth. Mr. Hairford has experience in air drilling, underbalanced drilling, drilling under mud caps and high temperature and pressure environments. From 1998 to 1999, Mr. Hairford served as Senior Drilling Engineer with Sonat, Inc., a global company involved with natural gas transmission and marketing, oil and natural gas exploration and production and oil services. His responsibilities included drilling Pinnacle Reef wells in East Texas and deep horizontal wells in the Austin Chalk field in Central Louisiana. From 1984 to 1998, Mr. Hairford served in various drilling engineering capacities with Conoco, Inc. His operational areas included the Appalachian Basin, Illinois Basin, Permian Basin, Texas Panhandle and Val Verde Basin. Mr. Hairford was selected as a member of a three-person team to explore the use of unconventional technologies to identify a potential step change in the drilling sector. Multiple techniques were evaluated and tested, including declassified defense department technologies. Additional Conoco assignments included both field and office drilling positions in Midland, Texas and Oklahoma City, Oklahoma. Earlier in his career with Conoco, Mr. Hairford was selected to participate in the Conoco Drilling Rig Supervisor Training Program in Houston, Texas. This program consisted of two years working a regular rotation as a drilling representative on rigs and as a drilling engineer in various domestic offices. Mr. Hairford began his career in 1984 with Conoco in a field production assignment in Hobbs, New Mexico. Mr. Hairford received his Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is an active member of the American Association of Drilling Engineers and the Society of Petroleum Engineers. He is also a member of the board of the Texas Independent Producers and Royalty Owners (TIPRO). Mr. Hairford has also undertaken additional training through Stanford University’s Executive Education programs, including the Stanford Graduate School of Business flagship six week Stanford Executive Program.

Mr. David E. Lancaster

Executive Vice President and Chief Financial Officer	Mr. Lancaster joined Matador Resources Company in December 2003 and serves as Executive Vice President and Chief Financial Officer. Mr. Lancaster has served in several capacities since joining Matador, including Vice President of Business Development, Acquisitions and Finance from December 2003 to May 2005; Vice President and Chief Financial Officer from May 2005 to May 2007; and Executive Vice President and Chief Financial Officer since May 2007. He also served as Chief Operating Officer from May 2009

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to May 2015. From August 2000 to December 2003, he was Marketing Manager for Schlumberger Limited’s Data & Consulting Services, which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning. In this position, he was responsible for global marketing strategies, business models, input to research and development, commercialization of new products and services and marketing communications. From 1999 to 2000, Mr. Lancaster was Business Manager, North and South America, for Schlumberger Holditch-Reservoir Technologies, the petroleum engineering consulting organization formed following Schlumberger’s acquisitions of S.A. Holditch & Associates, Inc. and Intera Petroleum Services. In this role, he was responsible for the business operations of 12 consulting offices throughout North and South America. Mr. Lancaster worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in 1997. He joined S.A. Holditch & Associates in 1980, and was one of the principals in the petroleum engineering consulting firm. Between 1980 and 1997, Mr. Lancaster held positions ranging from Senior Petroleum Engineer to Senior Vice President—Business Development. In this latter role, he was responsible for marketing and sales, as well as the company’s commercial training business. During most of his tenure at S.A. Holditch & Associates, Inc., Mr. Lancaster was a consulting reservoir engineer with particular emphasis on characterizing and improving production from unconventional natural gas reservoirs. For more than seven years during this time, he was the Project Manager for the Gas Research Institute’s Devonian Shales applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability, natural gas shale reservoirs. He was also the lead reservoir engineer for the Secondary Gas Recovery project sponsored by the Gas Research Institute and the U.S. Department of Energy, looking at ways to improve recovery from compartmentalized natural gas reservoirs in North and South Texas. Mr. Lancaster began his career as a reservoir engineer for Diamond Shamrock Corporation in 1979. Mr. Lancaster received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1979 and 1988, respectively, graduating summa cum laude. He has authored or co-authored more than 50 technical papers and articles, as well as numerous other published reports and industry presentations. He is a member of the Society of Petroleum Engineers, and he served as a charter member and former Vice Chairman of the Texas A&M University Petroleum Engineering Advisory Board. In 2014, Mr. Lancaster was inducted into the Texas A&M University Petroleum Engineering Academy of Distinguished Graduates. Mr. Lancaster is a Licensed Professional Engineer in the State of Texas. In 2017, Mr. Lancaster was named CFO of the Year—Upper Middle Market, Public by Dallas Business Journal. In 2018, 2020 and 2021, he was named to Institutional Investors’ All-American Executive Teams, including in 2021 as the number one chief financial officer in the Small Cap Energy division and the number three chief financial officer of oil and natural gas exploration and production companies of all sizes. Mr. Lancaster was also named by D CEO Magazine as outstanding chief financial officer for large public companies in 2020 and as a member of D CEO’s “Dallas 500” for 2021.

Mr. Craig N. Adams

Executive Vice President and Chief Operating Officer— Land, Legal & Administration	Mr. Adams joined Matador Resources Company in September 2012 as its Vice President and General Counsel. In July 2013, Mr. Adams was promoted to Executive Vice President—Land and Legal and became Executive Vice President—Land, Legal & Administration in June 2015. He assumed the role of Executive Vice President and Chief Operating Officer—Land, Legal & Administration in April 2019. Before joining Matador Resources Company, Mr. Adams was a partner with Baker Botts L.L.P. from March 2001 to September 2012 where he focused his practice on securities, mergers and acquisitions and corporate governance matters. He was a partner with Thompson & Knight L.L.P. from January 1999 to February 2001 and an associate from September 1992 to December 1998. Mr. Adams received a Bachelor of Business Administration degree in Finance from Southern Methodist University in 1988 and his law degree in 1992 from Texas Tech University School of Law, where he graduated magna cum laude and was a member of the Order of the Coif and a Comment Editor on the Texas Tech Law Review. In 2018, he was named D CEO Magazine’s Outstanding General Counsel—Midsize Legal Department.

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Mr. Billy E. Goodwin

Executive Vice President and Chief Operating Officer— Drilling, Completions & Production	Mr. Goodwin joined Matador Resources Company in July 2010 as Drilling Manager. In September 2013 he was named Vice President of Drilling. He was promoted to Senior Vice President—Operations in February 2016 and to Executive Vice President and Head of Operations in August 2017. He assumed the role of Executive Vice President and Chief Operating Officer—Drilling, Completions & Production in April 2019. He was previously with Samson Resources, a company he joined in 2001 to supervise the drilling of underbalanced multilateral horizontal wells. In his roles as Senior Drilling Engineer and Area Drilling Manager for Samson, Mr. Goodwin engineered and managed operations in the Permian Basin, South Texas, East Texas, Mid-Continent and Gulf Coast areas. Mr. Goodwin worked with Conoco, Inc. before joining Samson. He began his career in 1985 in Conoco’s production department before joining the drilling department in 1989. Mr. Goodwin has diverse horizontal operational experience both onshore and offshore, and both domestically and internationally, including in the Middle East, Southeast Asia and South America. Throughout his career, Mr. Goodwin has developed underbalanced drilling, managed pressure drilling and drill-in casing techniques for normal and geo-pressured environments. Mr. Goodwin received a Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is a member of the Society of Petroleum Engineers and the American Association of Drilling Engineers. Mr. Goodwin served in the United States Marine Corps.

Mr. Van H. Singleton, II

Executive Vice President of Land	Mr. Singleton joined Matador Resources Company in August 2007 as a Landman and was promoted to Senior Staff Landman in 2009 and then to General Land Manager in 2011. In September 2013, Mr. Singleton became Vice President of Land, and he was promoted to Executive Vice President of Land in February 2015. Prior to joining Matador, Mr. Singleton founded and was President of VanBrannon and Associates, LLC and Southern Escrow and Title of Mississippi, LLC from 1998 to 2003, which provided full-spectrum land title work and title insurance in Mississippi, Louisiana, Texas and Arkansas. From 2003 until joining Matador in 2007, he served as general manager of his family’s real estate brokerage in Houston, Texas. Mr. Singleton received a Bachelor of Arts degree in Criminal Justice from the University of Mississippi in 2000. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

Mr. G. Gregg Krug

Executive Vice President— Marketing and Midstream Strategy	Mr. Krug joined Matador Resources Company in April 2012 as its Marketing Manager. In September 2013 he was named Vice President of Marketing for the Company and Vice President of Longwood Gathering & Disposal Systems, LP, and he was promoted to Senior Vice President—Marketing and Midstream in February 2016. He was promoted to Executive Vice President—Marketing and Midstream Strategy in April 2019. He has overall responsibility for Matador’s marketing activities of its oil and natural gas, as well as responsibility for all business aspects for Longwood Gathering & Disposal Systems, LP. Previously, Mr. Krug was with Unit Petroleum Company, an exploration and production company based in Tulsa, Oklahoma, as Marketing Manager, having joined in 2006. He and his staff were responsible for marketing, gas measurement, contract administration and production reporting in their core areas of Oklahoma, the Texas Panhandle, East Texas and Northwestern Louisiana. From 2005 to 2006, Mr. Krug served as Marketing Manager with Matador Resources Company. From 2000 to 2005, Mr. Krug served as Gas Scheduling Supervisor with Samson Resources in Tulsa, Oklahoma where he and his staff were responsible for scheduling natural gas sales as well as procurement of natural gas supply on Samson-owned gathering systems. From 1983 to 2000, Mr. Krug served with The Williams Companies in various capacities including in the Kansas Hugoton Field in Ulysses, Kansas and Tulsa, Oklahoma for Williams Natural Gas Pipeline and on the trading floor in Tulsa, Oklahoma for Williams Energy Services Company. Mr. Krug received a Bachelor of Business Administration degree from Oklahoma City University in 1996.

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Other Senior Officers

Mr. Christopher P. Calvert

Senior Vice President— Operations	Mr. Calvert joined Matador Resources Company in October 2014 as a Senior Completions Engineer. In July 2018 he was named Vice President of Completions for the Company, and he was promoted to Senior Vice President—Operations in October 2019. Prior to joining Matador, Mr. Calvert worked as a Staff Reservoir Engineer in Chesapeake Energy Corporation’s South Texas—Eagle Ford group focusing on A&D evaluations and production and completions optimization. At Chesapeake, Mr. Calvert also held roles as a Senior Asset Manager responsible for completions and operations in the Niobrara Shale, a Senior Completions Engineer responsible for Bakken/Three Forks development and a Senior Operations Engineer focused on production and facility optimization on the Texas Gulf Coast. Prior to Chesapeake, Mr. Calvert worked as an Operations Engineer for Williams Production Company, now WPX Energy. In addition to his oil and natural gas industry experience, Mr. Calvert has worked in corporate financial controls as an internal Sarbanes-Oxley compliance auditor. Mr. Calvert received Bachelor of Science degrees in Finance and Petroleum Engineering from the University of Wyoming in 2002 and 2008, respectively. He is a member of the Society of Petroleum Engineers.

Mr. W. Thomas Elsener

Senior Vice President— Reservoir Engineering and Senior Asset Manager	Mr. Elsener joined Matador Resources Company in April 2013 as an Engineer. In June 2017, he was promoted to Vice President—Engineering and Asset Manager, and he was promoted to Senior Vice President—Reservoir Engineering and Senior Asset Manager in October 2019. Mr. Elsener has served in several capacities since joining Matador, including Asset Manager for Rustler Breaks, Antelope Ridge and Stateline, Team Leader for South Texas and Team Leader for East Texas and Northwest Louisiana. Prior to joining Matador, Mr. Elsener served in various engineering roles at Encana Oil & Gas (USA) in Dallas, Texas from 2007 to 2013, including reservoir, completions, drilling, business development and new ventures. While at Encana, Mr. Elsener was involved with the exploration and development of assets in the Barnett shale, Deep Bossier, Haynesville shale and other new domestic ventures. Mr. Elsener received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University in 2007. He is a member of the Society of Petroleum Engineers.

Mr. Bryan A. Erman

Senior Vice President and Co- General Counsel	Mr. Erman joined Matador Resources Company in January 2016 as its Co-General Counsel. In August 2016, Mr. Erman was promoted to Vice President and Co-General Counsel. He became Senior Vice President and Co-General Counsel in July 2018. Prior to joining Matador, Mr. Erman was a Partner at Carrington, Coleman, Sloman & Blumenthal, L.L.P. in Dallas, having joined the firm in 2010. From 2003 to 2010, he was an associate in the Dallas and Washington, D.C. offices of Baker Botts L.L.P. Mr. Erman’s practice focused on litigation matters, including oil and natural gas, securities and other commercial litigation, as well as corporate governance matters. Before attending law school, Mr. Erman worked for Oklahoma Governor Frank Keating. Mr. Erman received a Bachelor of Arts degree in Political Science in 1999 from the University of Oklahoma. He received his law degree in 2003 from Southern Methodist University Dedman School of Law, where he graduated cum laude and was a Hatton W. Sumners Scholar, a member of the Order of the Coif and an Articles Editor on the SMU Law Review.

Mr. Jonathan J. Filbert

Senior Vice President of Land	Mr. Filbert joined Matador Resources Company in February 2013 as a Senior Staff Landman. In April 2015, he was promoted to General Land Manager, and in December 2017, he was promoted to General Land Manager and Director of Acquisitions. Mr. Filbert was promoted to the role of Vice President of Land in July 2018 before being promoted to

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his current role as Senior Vice President of Land in October 2020. Prior to joining Matador, Mr. Filbert worked as a landman at Chesapeake Energy Corporation from 2010 to 2013. Most of his time at Chesapeake was spent working with the new ventures team on their Utica and Marcellus shale assets in Ohio and northern Pennsylvania. Mr. Filbert graduated from the University of Oklahoma in 2010, receiving a Bachelor of Business Administration degree in Energy Management and Finance. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

Mr. Michael D. Frenzel

Senior Vice President and Treasurer	Mr. Frenzel serves as Senior Vice President and Treasurer of Matador Resources Company after having been promoted to that position in October 2020. Mr. Frenzel originally worked for Matador from 2006 to 2010 as a Senior Financial Analyst before leaving to obtain his M.B.A. from Duke University’s Fuqua School of Business. Mr. Frenzel rejoined Matador in 2013 as its Senior Strategy and Financial Analyst and Assistant Treasurer and was promoted to Finance Director and Assistant Treasurer in January 2017. In August 2018, Mr. Frenzel was promoted to Vice President and Treasurer. Mr. Frenzel’s responsibilities include treasury, financial planning and forecasting, capital markets, hedging, financial reporting and investor relations. Before rejoining Matador in 2013, Mr. Frenzel worked as an Investment Associate for Hamm Capital, LLC and as a Financial Analyst and Assistant to the CEO at Continental Resources. In addition to his energy industry experience, Mr. Frenzel also has consulting experience with Deloitte Consulting LLP. Mr. Frenzel graduated summa cum laude from Vanderbilt University in 2004, receiving a Bachelor of Arts degree in Economics and Mathematics, and earned the designation of Fuqua Scholar while receiving a Master of Business Administration degree from Duke University’s Fuqua School of Business in 2012.

Dr. Edmund L. Frost III

Senior Vice President of Geoscience	Dr. Frost joined Matador Resources Company in August 2014 as a Senior Geologist and in July 2015 was promoted to Chief Geologist. In June 2017, he was promoted to Vice President of Geoscience, and in July 2019, Dr. Frost was promoted to Senior Vice President of Geoscience. Prior to joining the Company, Dr. Frost worked at the Bureau of Economic Geology at The University of Texas at Austin as a Research Associate, a role he began in 2011. While at The University of Texas, his research focused on unconventional resource development in the Delaware Basin and in the Austin Chalk-Eagle Ford system. Dr. Frost began his career in the Subsurface Technology Group at ConocoPhillips in 2007, where he worked a variety of international and domestic basins. Dr. Frost received a Bachelor of Science degree in Geology from the University of Colorado at Boulder in 1998 and a PhD degree in Geology in 2007 from The University of Texas at Austin. Dr. Frost has authored several peer-reviewed papers, conducted multiple industry presentations and led a number of industry field trips in the Delaware Basin.

Mr. Robert T. Macalik

Senior Vice President and Chief Accounting Officer	Mr. Macalik joined Matador Resources Company in July 2015 as Vice President and Chief Accounting Officer. He was promoted to Senior Vice President and Chief Accounting Officer in November 2017. He has more than 10 years of experience in public accounting with significant experience in the upstream oil and natural gas industry. From 2012 to 2015, Mr. Macalik worked at Pioneer Natural Resources Company as Corporate Controller and, previously, as Director of Technical Accounting and Financial Reporting. At Pioneer, Mr. Macalik supervised corporate accounting and financial reporting functions. Prior to joining Pioneer, he was a Senior Manager with PricewaterhouseCoopers (PwC), joining the public accounting firm in 2002. During his tenure with PwC, Mr. Macalik conducted and managed audits for various companies, primarily public companies in the oil and natural

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CORPORATE GOVERNANCE

gas industry, and managed numerous client relationships. Mr. Macalik received a Bachelor of Arts degree in History, a Bachelor of Business Administration degree and a Master of Professional Accounting degree all from The University of Texas at Austin in 2002. He is a licensed Certified Public Accountant in the State of Texas.

Mr. Matthew D. Spicer

Senior Vice President and General Manager of Midstream	Mr. Spicer joined Matador Resources Company in March 2014 as Senior Representative of Business Development and was promoted to Manager of Business Development and then General Manager of Midstream later in 2014. In October 2015, Mr. Spicer was promoted to Vice President and General Manager of Midstream. He became Senior Vice President and General Manager of Midstream in July 2018. Prior to joining the Company, Mr. Spicer served as the Director of Flight Operations for L-3 Unmanned Systems, also serving in various roles including as Program Manager and in Business Development during his tenure with L-3, which began in 2011. From 2004 to 2011, he held various roles in the defense industry, in both a technical and a business development capacity. Mr. Spicer served in the United States Marine Corps from 1991 to 2014, both in active duty and as a reservist, before his retirement as a Lieutenant Colonel in 2014. Mr. Spicer also served as a first officer with American Airlines from 2000 to 2003 following his active duty in the United States Marine Corps. Mr. Spicer received a Bachelor of Science degree in Manufacturing Engineering Technology from Central Michigan University in 1991.

Mr. Glenn W. Stetson

Senior Vice President of Production and Asset Manager	Mr. Stetson joined Matador Resources Company in August 2014 as a Production Engineer, and in July 2015, he was promoted to Asset Manager. Mr. Stetson was promoted to the role of Vice President and Asset Manager in July 2018 before being promoted to his current role as Senior Vice President of Production and Asset Manager in October 2019. Prior to joining Matador, Mr. Stetson worked at Chesapeake Energy Corporation from 2008 to 2014, holding multiple positions in both the production and completions departments. Most of his time at Chesapeake was spent in the Barnett shale in North Texas, although he also spent some time working in northern Pennsylvania managing the northeast portion of Chesapeake’s Marcellus shale operated production. Mr. Stetson graduated Cum Laude from Oklahoma State University in 2007, receiving a Bachelor of Science degree in Mechanical Engineering Technology. Mr. Stetson is a Licensed Professional Engineer in the State of Oklahoma.

Mr. Brian J. Willey

Senior Vice President and Co- General Counsel	Mr. Willey joined Matador Resources Company in February 2014 as its Deputy General Counsel. In January 2016, Mr. Willey was appointed as Co-General Counsel, and he was promoted to Vice President and Co-General Counsel in August 2016. He became Senior Vice President and Co-General Counsel in July 2018. Prior to joining Matador, Mr. Willey was an attorney with Dean Foods Company where he most recently served as Vice President, Chief Counsel—Corporate. Before Dean Foods, Mr. Willey served as a senior associate in the Dallas office of Baker Botts L.L.P. Mr. Willey’s practice focused on corporate matters, including mergers and acquisitions, public and private securities offerings, venture capital transactions and SEC compliance matters as well as board of director and corporate governance matters. Mr. Willey received a Bachelor of Science degree in Accounting in 2002 from Brigham Young University. He received his law degree in 2005 from The University of Texas School of Law, where he graduated with High Honors and was a member of the Order of the Coif in addition to being named a Chancellor and an Associate Editor on the Texas Law Review. Mr. Willey also served a church mission in the Philippines from 1995 to 1997.

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PROPOSAL 2

PROPOSAL 2 | ADVISORY VOTE TO APPROVE NAMED

                         EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers (as defined below) as described in this Proxy Statement.

As discussed under the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement (“CD&A”), we made significant changes to our executive compensation program in 2020 in response to the COVID-19 pandemic and the sudden decline in oil prices. As a result of these changes, Mr. Foran’s total compensation was reduced by 79% from 2019 levels. Similarly, the total 2020 compensation of the other Named Executive Officers decreased an average of 75% from 2019 levels. Please see “Executive Compensation—Compensation Discussion and Analysis—2020 Compensation Program Changes” for further detail.

We believe the Company’s future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. The Company’s compensation system plays a significant role in its ability to attract, motivate and retain a high quality workforce. As described in the CD&A, the Company’s compensation program for Named Executive Officers is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives.

This proposal provides shareholders the opportunity to endorse or not endorse the Company’s executive compensation program through approval of the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The above-referenced CD&A and accompanying disclosures appear on pages 40 to 67 of this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Board. However, the Strategic Planning and Compensation Committee and the Independent Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

During our 2018 Annual Meeting, our shareholders approved a non-binding, advisory proposal to hold advisory votes to approve our executive compensation every year. In consideration of the results of this advisory vote, the Board has maintained its policy of providing for annual advisory votes to approve executive compensation. Unless the Board modifies this policy, the next advisory vote to approve executive compensation following this vote will be held at our 2022 Annual Meeting.

The Board of Directors recommends that you vote FOR approval of this resolution.

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PROPOSAL 3

PROPOSAL 3 | RATIFICATION OF THE APPOINTMENT OF

                           KPMG LLP

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2021, and the Board has directed that such appointment be submitted to our shareholders for ratification at the Annual Meeting.

The Company has been advised by KPMG that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they desire to do so.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2020 and 2019

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for the years ended December 31, 2020 and 2019, and fees for other services rendered by KPMG during those periods:

	2020	2019
Audit fees	$1,263,100	$1,440,017
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,263,100	$1,440,017

Services rendered by KPMG in connection with the fees presented above were as follows:

Audit Fees

For fiscal year 2020, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements and consultation on significant accounting matters. Audit fees also included fees paid to KPMG by San Mateo for the audit of its 2020 financial statements.

For fiscal year 2019, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, procedures related to registration statements and consultation on significant accounting matters. Audit fees also included fees paid to KPMG by San Mateo and San Mateo II for the audit of their 2019 financial statements.

Audit-Related Fees

We did not incur any audit-related fees in 2020 or 2019.

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PROPOSAL 3

Tax Fees

We did not incur any fees for tax advice, planning and other services in 2020 or 2019.

All Other Fees

We did not incur any other fees in 2020 or 2019.

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has authorized the chair of the Audit Committee to pre-approve audit and permissible non-audit services provided by KPMG up to $750,000. Pursuant to this delegation, the decisions of the chair must be presented to the Audit Committee at its next meeting.

Report of the Audit Committee

We are a standing committee comprised of independent directors as currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board has determined that at least one of the members of the Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and regulations. We operate under a written charter adopted by the Board. A copy of the charter is available free of charge on the Company’s website at www.matadorresources.com under “Investor Relations—Corporate Governance.”

We annually select the Company’s independent registered public accounting firm. If the shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent registered public accounting firm. In this context, management and the independent registered public accounting firm represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2020 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Company’s independent registered public accounting firm has also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee, and we discussed with the independent registered public accounting firm that firm’s independence.

Based upon our reviews and discussions with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

Audit Committee,(1)

William M. Byerley, Chair

Reynald A. Baribault

Craig T. Burkert

James M. Howard

Timothy E. Parker

(1)	Reflects the membership of the Audit Committee at the time of adoption of this report.

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PROPOSAL 3

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2021. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so. Abstentions will have the effect as a vote cast against the proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

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LETTER TO SHAREHOLDERS

Dear Fellow Shareholders,

On behalf of the Board and the Strategic Planning and Compensation Committee (the “Compensation Committee”) of the Board, thank you for partnering with us and entrusting Matador with your hard-earned capital. We and the Board take our responsibilities to you very seriously—we are always eager to hear from our shareholders, and we pledge to continue to listen to your views and respond, as appropriate.

During the first quarter and through April 2020, the oil and natural gas industry witnessed an abrupt and significant decline in oil prices from $63 per Bbl in early January to as low as ($38) per Bbl in late April. This sudden decline in oil prices was attributable to two primary factors: (i) the precipitous decline in global oil demand resulting from the worldwide spread of COVID-19 and (ii) a sudden, unexpected increase in global oil supply resulting from actions initiated by Saudi Arabia to increase its oil production to world markets following the failure of efforts by OPEC+ to agree on coordinated production cuts at their March 6, 2020 meetings in Vienna, Austria.

In connection with these events, we implemented compensation reductions effective April 1, 2020 for our entire workforce, including our executive officers. Chairman and Chief Executive Officer Joseph Wm. Foran voluntarily agreed to a 25% base salary reduction with the other executive officers and vice presidents agreeing to 20% and 10% reductions, respectively. These pay cuts were not restored until March 1, 2021, at which time our stock price had rebounded from a low of $1.11 in March 2020 to close at $22.04 on March 1, 2021.

Despite the precipitous decline in global oil demand resulting from the worldwide spread of COVID-19, the successful execution of our business strategies led to increases in our oil and natural gas production and proved oil and natural gas reserves in 2020. We achieved these results despite reducing our operated drilling rig count from six at the beginning of the year to three by the end of the second quarter. We also improved the capital efficiency of our drilling and completion operations and achieved several key operational milestones throughout the year. With an increased focus on sustainability in 2020, we reduced greenhouse gas emissions, increased our use of grid power instead of generators, continued the development of our water recycling program, reduced our surface footprint through the use of batch drilling and longer laterals and recorded no employee injuries. In addition, we concluded several important financing transactions in 2020, including an increase in the elected commitment under the Credit Agreement, the reaffirmation of the borrowing base and the restructuring of our oil hedging portfolio. Furthermore, San Mateo achieved several important milestones in 2020, including the expansion of its cryogenic natural gas processing plant in Eddy County, New Mexico and associated pipelines and the merger of San Mateo II with and into San Mateo. These achievements and transactions increased our operational flexibility and opportunities while preserving the strength of our balance sheet and our liquidity position.

Furthermore, in the fourth quarter of 2020, we met our goal of achieving free cash flow and began to pay down debt, while continuing to grow production. Additionally, in early 2021, we announced that the Board had adopted a dividend policy pursuant to which the Company intends to pay quarterly cash dividends on its common stock of $0.025 per share. The first quarterly dividend was paid to shareholders on March 31, 2021.

These 2020 operational and financial successes contributed to the Company meeting or exceeding the maximum level of each of the Independent Board-approved performance metrics under the Company’s annual cash incentive plan. Nonetheless, the Company’s executive officers and the Board agreed that the executive officers would forego receiving any 2020 annual cash bonuses. The Board believes this decision demonstrates management’s commitment to continuing to (i) align their interests with shareholders, (ii) generate profitable growth at a measured pace and (iii) strengthen our balance sheet.

Mr. Foran’s total 2020 compensation of $1.7 million reflects a 79% reduction from 2019 levels.

We look forward to ongoing dialogue with our shareholders and to demonstrating responsiveness to your feedback, including by continuing to improve our executive compensation program. We are honored to serve on your behalf and hope you will join us at the 2021 Annual Meeting of Shareholders.

Sincerely,

Timothy E. Parker	R. Gaines Baty
Lead Independent Director	Chair, Strategic Planning and Compensation Committee

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides a general description of our compensation program and specific information about its various components for the following “Named Executive Officers” for 2020:

•	Joseph Wm. Foran, Chairman of the Board and Chief Executive Officer;

•	Matthew V. Hairford, President;

•	David E. Lancaster, Executive Vice President and Chief Financial Officer;

•	Craig N. Adams, Executive Vice President and Chief Operating Officer—Land, Legal & Administration; and

•	Billy E. Goodwin, Executive Vice President and Chief Operating Officer—Drilling, Completions & Production.

Response to COVID-19 and Oil Price Decline

In 2020, we faced unprecedented challenges with regards to the global pandemic, dramatically decreased oil demand, the actions of OPEC+ with regards to oil supply and a suddenly declining oil price environment. Recognizing the potential impacts of these challenges on our Company and the desire to align their interests with shareholders, our Named Executive Officers were among the first executives in the industry to voluntarily agree to compensation reductions effective April 1, 2020. In addition, to further align their interests with shareholders, our Named Executive Officers and the Board agreed that the Named Executive Officers would forego any cash bonuses for the year ended December 31, 2020 despite the Company meeting or exceeding the maximum level of each of the Independent Board-approved performance metrics under our annual cash incentive plan.

Despite the many challenges of 2020, our Named Executive Officers led the Company in achieving the following records in 2020: (i) record high oil, natural gas and average daily oil equivalent production, (ii) record low unit operating costs for lease operating expenses and general and administrative expenses, (iii) record high oil, natural gas and total proved reserves and proved developed reserves as of December 31, 2020 and (iv) record high midstream revenues, including record high third-party midstream services revenues, while maintaining the Company’s commitment to safety and the environment. In addition, our Named Executive Officers led efforts to strengthen our balance sheet by increasing our elected borrowing commitment and reaffirming our borrowing base under the Credit Agreement and restructuring certain derivative financial instruments to provide assurance that we would remain in compliance with the leverage covenant under our Credit Agreement even if prices continued to decline further in 2020.

2020 Highlights

Increased Production, Reserves and Midstream Revenues

The year ended December 31, 2020 was marked by strong operational and financial results across the Company. The charts below show the five-year growth experienced by both our exploration and production business and our midstream business. As shown below, our third-party midstream services revenues have experienced significant growth since the formation of San Mateo in 2017.

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EXECUTIVE COMPENSATION

Our production growth noted in the chart above was largely attributable to the increase of our average daily oil equivalent production from the Delaware Basin by approximately 21% to 67,522 BOE per day (90% of total oil equivalent production). This increase included 41,678 Bbl of oil per day (96% of total oil production) and 155.1 MMcf of natural gas per day (82% of total natural gas production) in 2020, as compared to 55,599 BOE per day (84% of total oil equivalent production), including 35,184 Bbl of oil per day (92% of total oil production) and 122.5 MMcf of natural gas per day (73% of total natural gas production), in 2019.

Furthermore, in 2020 we continued our transition to drilling more wells with longer horizontal laterals. By combining longer laterals with increased pad development, we significantly reduced development costs per foot between 2018 and 2020. In 2020, 74% of our operated horizontal wells had lateral lengths of two miles, as compared to only one such well in 2018. Drilling and completion costs for our operated horizontal wells turned to sales averaged $850 per completed lateral foot for 2020, a decrease of approximately 27% from an average of $1,165 per completed lateral foot for 2019 and a decrease of approximately 44% from an average of $1,528 per completed lateral foot achieved in full year 2018.

Financing Highlights

We concluded several important financing transactions in 2020 that increased our operational flexibility and opportunities, while preserving the strength of our balance sheet and improving our liquidity position. These

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EXECUTIVE COMPENSATION

transactions included:

•

the amendment of the Credit Agreement in February 2020 to reaffirm the borrowing base at $900.0 million, increase our elected borrowing commitment from $500.0 million to $700.0 million and add two new banks to our lending group;

•	the reaffirmation of the borrowing base under the Credit Agreement in October 2020 at $900.0 million; and

•

the restructuring of a portion of our then-existing 2020 NYMEX West Texas Intermediate (“WTI”) oil derivative financial instruments in April 2020 to provide additional revenue assurance had oil prices declined further and help us remain in compliance with our Credit Agreement leverage covenant in 2020.

Midstream Highlights

Effective October 1, 2020, together with our joint venture partner, a subsidiary of Five Point Energy LLC (“Five Point”), we completed the successful merger of San Mateo II with and into San Mateo. San Mateo is owned 51% by us and 49% by Five Point.

San Mateo achieved strong operating results in 2020, highlighted by (i) increased midstream services revenues, (ii) increased produced water handling volumes and (iii) increased oil gathering and transportation volumes, all as compared to 2019. San Mateo’s natural gas gathering and processing volumes declined slightly in 2020 as compared to 2019 due to reduced volumes from a significant third-party customer, but, on a quarterly sequential basis, San Mateo’s natural gas gathering and processing volumes, water handling volumes and oil gathering and transportation volumes all increased significantly in the fourth quarter of 2020, as compared to the third quarter, as we realized the first full quarter of production from the Boros wells in the Stateline asset area and the Leatherneck wells in the Stebbins area and surrounding leaseholds in the southern portion of the Arrowhead asset area (the “Greater Stebbins Area”).

During the third quarter of 2020, San Mateo completed the construction and successful start-up of the expansion of the Black River Processing Plant, which added an incremental designed inlet capacity of 200 MMcf of natural gas per day to the previously designed inlet capacity of 260 MMcf per day for a total designed inlet capacity of 460 MMcf per day. The expanded Black River Processing Plant supports our exploration and development activities in the Delaware Basin and, at December 31, 2020, was gathering and processing natural gas from the Stateline asset area and from the Greater Stebbins Area. The Black River Processing Plant also processes natural gas from our Rustler Breaks asset area and provides natural gas processing services for other San Mateo customers in the area.

In September 2020, San Mateo also completed and placed in service approximately 43 miles of large diameter natural gas gathering pipelines between the Black River Processing Plant and the Stateline asset area (approximately 24 miles) and the Greater Stebbins Area (approximately 19 miles). In addition, San Mateo completed and placed in service approximately 19 miles of various diameter crude oil pipelines from certain points of origin in the Greater Stebbins Area to the existing San Mateo interconnect with a subsidiary of Plains All American Pipeline, L.P. (“Plains”) in Eddy County, New Mexico. At December 31, 2020, San Mateo was gathering or transporting our oil and natural gas production via pipeline in both the Stateline asset area and the Greater Stebbins Area, as well as in the Wolf and Rustler Breaks asset areas. San Mateo was handling our produced water via pipeline in each of these areas as well.

At December 31, 2020, San Mateo’s midstream system included:

•

Natural Gas Assets: 460 MMcf per day of designed natural gas cryogenic processing capacity and approximately 140 miles of natural gas gathering pipelines in Eddy County, New Mexico and Loving County, Texas, including approximately 43 miles of large-diameter natural gas gathering lines spanning from the Stateline asset area to the Greater Stebbins Area in Eddy County, New Mexico;

•

Oil Assets: Three oil central delivery points with over 100,000 Bbl of designed oil throughput capacity and approximately 90 miles of oil gathering and transportation pipelines in Eddy County, New Mexico and Loving County, Texas, as well as a 400,000-acre joint development area with Plains to gather our and other producers’ oil production in Eddy County, New Mexico; and

•

Produced Water Assets: 13 commercial salt water disposal wells and associated facilities with designed produced water disposal capacity of 335,000 Bbl per day and approximately 120 miles of produced water gathering pipelines in Eddy County, New Mexico and Loving County, Texas.

Compensation Program Objectives

Our Board has a “pay for performance” philosophy and recognizes the leadership of our executive officers in contributing to the Company’s achievements. Our future success and the ability to create long-term value for our shareholders depend

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EXECUTIVE COMPENSATION

on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. In furtherance of these goals, our executive compensation program is designed to meet the following key objectives:

•	to be fair to both the executive and the Company and be competitive with comparable positions at companies in our peer group;

•	to attract and retain talented and experienced executives in light of the intense competition for talent in our industry and areas of operation, including from peers and larger industry competitors;

•	to align the interests of our executives with the interests of our shareholders and with the performance of our Company for long-term value creation;

•	to provide financial incentives to our executives to achieve our key corporate and individual objectives with an appropriate mix of fixed and variable pay;

•	to foster a shared commitment among executives by coordinating their corporate and individual goals; and

•

to provide compensation that takes into consideration the education, professional experience, knowledge, commitment and dedication that is specific to each job and the unique qualities the executive possesses.

2020 Say-on-Pay Results

At our 2020 Annual Meeting, support for our executive compensation program remained strong at over 95%, indicating that our shareholders remain supportive of the changes we have implemented to our executive compensation program during the preceding years, including the 2020 compensation program changes described below.

2020 Compensation Program Changes

During the first quarter and through April 2020, the oil and natural gas industry witnessed an abrupt and significant decline in oil prices from $63 per Bbl in early January to as low as ($38) per Bbl in late April. This sudden decline in oil prices was attributable to two primary factors: (i) the precipitous decline in global oil demand resulting from the worldwide spread of COVID-19 and (ii) a sudden, unexpected increase in global oil supply resulting from actions initiated by Saudi Arabia to increase its oil production to world markets following the failure of efforts by OPEC+ to agree on coordinated production cuts at their March 6, 2020 meetings in Vienna, Austria.

In connection with these events, we implemented compensation reductions effective April 1, 2020 for our entire workforce, including our executive officers. Chairman and Chief Executive Officer Joseph Wm. Foran voluntarily agreed to a 25% base salary reduction with the other Named Executive Officers, other executive officers and vice presidents agreeing to 20%, 20% and 10% reductions, respectively. These pay cuts were not restored until March 1, 2021, at which time our stock price had rebounded from a low of $1.11 in March 2020 to close at $22.04 on March 1, 2021.

In March 2020, after consulting with Meridian and management and considering shareholder feedback, the Independent Board granted executive officer equity-based awards consisting of 50% service-based cash-settled restricted stock units and 50% share-settled performance stock units. This award structure reflects the Company’s continued commitment to its transition to additional performance-based compensation that began in 2019. Importantly, in determining the targeted value of these awards, the Independent Board used a stock price of approximately $12.50, which approximated the Company’s stock price in late February 2020 when the Compensation Committee began its consideration of 2020 equity-based awards. The Independent Board elected to use this higher stock price regardless of the fact that the Company’s stock price had declined to $2.41 on the March 10, 2020 grant date. The use of this considerably higher stock price in sizing the 2020 long-term incentive awards resulted in a significantly lower number of units granted to each officer, preserving shares under the Company’s long-term incentive plan, preventing additional shareholder dilution and further aligning the interests of our executive officers with shareholders. The grant date fair value of Mr. Foran’s 2020 long-term incentive award of $651,373 represents an 85% decrease from his 2019 long-term incentive award.

Consistent with the compensation reductions noted above, in setting 2020 annual cash incentive opportunities under our annual cash incentive plan for our Named Executive Officers, the Compensation Committee and Independent Board also reduced these amounts as compared to 2019. Mr. Foran’s target annual incentive opportunity as a percentage of his earned 2020 base salary was reduced from 110.0% to 73.3%, and his maximum annual incentive opportunity was reduced from 220.0% to 110.0%.

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EXECUTIVE COMPENSATION

The 2020 operational and financial successes noted above contributed to the Company meeting or exceeding the maximum level of each of the Independent Board-approved performance metrics under our annual cash incentive plan. Nonetheless, in an effort to strengthen the Company’s balance sheet and further align the interests of our executive officers with our shareholders, the Company’s Named Executive Officers, other executive officers and the Board agreed that all executive officers would forego receiving any 2020 annual cash bonuses.

The following table summarizes the modifications made to the key components of our executive compensation program in 2020:

2020 Component	2020 Modifications
Base Salary

From April 1, 2020 to February 28, 2021:

•  25% reduction for our Chairman and CEO

•  20% reduction for our other executive officers, including the other Named Executive Officers

•  10% reduction for our vice presidents

Annual Cash Incentive Payments

•  Reduction of target opportunity from 110.0% to 73.3% for our Chairman and CEO

•  Reduction of maximum opportunity from 220.0% to 110.0% for our Chairman and CEO

•  Reduction of target opportunity from average of 83.8% to 55.8% for our other Named Executive Officers

•  Reduction of maximum opportunity from average of 167.5% to 83.8% for our other Named Executive Officers

•  No cash bonuses paid in 2020

Long-Term Incentive Awards	• 85% reduction in grant date fair value for our Named Executive Officers

As a result of the base salary reduction, the lower long-term incentive award value and the absence of an annual cash bonus payment, Mr. Foran’s total 2020 compensation of $1.7 million, as calculated in the Summary Compensation Table, reflects a 79% reduction from 2019 levels. Our other Named Executive Officers experienced similar decreases in their 2020 compensation as compared to their 2019 compensation.

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EXECUTIVE COMPENSATION

In addition to the specific changes noted above, we also maintained other changes made to our executive compensation program in recent years as a result of our ongoing shareholder outreach effort, as noted below.

What We Heard	What We Did
Improve alignment of executive compensation with the Company’s long-term performance	• Approximately 79% of Mr. Foran’s 2020 total target compensation was variable and at risk, with approximately 46% performance-based.
Incorporate performance-based awards into executive equity compensation program

•  In lieu of service-based restricted stock and stock options granted in 2018 and earlier, we granted executive officers awards consisting of approximately 50% service-based restricted stock units (“RSUs”) and approximately 50% share-settled performance stock units (“PSUs”).

•  The PSU equity component provides for settlement of between 0% and 200% of the total target PSUs subject to the award based on achievement of a relative total shareholder return performance metric over a three-year performance period from January 1, 2020 through December 31, 2022. If our absolute total shareholder return over such performance period is negative, no more than 100% of the PSUs (the target level) will vest.

Limit use of off-cycle discretionary bonuses and fully-vested equity awards

•  Discretionary bonuses commonly referred to within the Company as “Marlan” awards in honor of the late Marlan W. Downey (1931-2017), a long-time advisor to the Board, were historically awarded as a way to contemporaneously reward significant performance achievements by select officers and employees.

•  No Marlan bonuses have been awarded to executive officers since our 2018 Annual Meeting, and the Board has determined to cease its practice of awarding Marlan bonuses to executive officers.

•  No fully-vested equity awards have been granted to executive officers since 2018, and the Board has determined that it will not grant fully-vested equity awards to executive officers.

•  In 2019, we adopted a new Annual Cash Incentive Plan (the “Cash Incentive Plan”) that provides that the Compensation Committee and Independent Board may make adjustments for individual executive officers for exceptional performance and attainment of certain strategic goals. For 2020, our Independent Board capped this potential adjustment for each executive officer.

Compensation Program Best Practices

What We Do:		What We Don’t Do:
✓	We pay for performance—approximately 79% of our CEO’s target total compensation for 2020 was variable and at risk, with approximately 46% performance-based	×	We do not permit hedging of Company stock
✓	We maintain robust stock ownership guidelines for officers	×	We do not gross-up excise taxes for severance or change in control payments
✓	We engage an independent compensation consultant	×	We do not guarantee bonuses
✓	We use competitive benchmarking in setting compensation	×	We do not reprice stock options without shareholder approval
✓	We conduct annual risk assessments of compensation practices	×	We have no defined benefit or supplemental executive retirement plans
✓	We conduct shareholder engagement to gather feedback on compensation practices	×	We do not allow pledging of Company stock, except in limited circumstances
✓	We hold an annual say-on-pay vote	×	We do not pay dividends on RSUs or PSUs

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Elements of 2020 Compensation Program

Our executive compensation program places a considerable amount of an executive’s compensation at risk in the form of incentive or equity-based compensation, which can be variable from year to year. We also seek to provide an appropriate balance between annual incentives and long-term incentives to ensure that each executive is motivated to consider longer-term Company performance in preference to short-term results.

For 2020, our management compensation program was comprised of the following primary elements:

2020 Element	Key Features	Why We Include This Element
Base Salary	• Fixed level of cash compensation	• Compensates each executive for his assigned responsibilities, experience, leadership and expected future contributions

Annual Cash Incentive Payments	• Variable, annual, performance-based cash compensation	• Focuses and motivates management to achieve key corporate and individual objectives • Rewards achievements over the prior year

Restricted Stock Units	• Approximately 50% of targeted total long-term equity award value • Vest ratably in annual installments over three years from grant date • Settle in cash

•  Directly aligns executive and shareholder interests by tying the cash received on settlement to the Company’s stock price

•  Retains executives over vesting period

•  Cash settlement avoids dilution of Common Stock

Performance Stock Units

•  Approximately 50% of targeted total long-term equity award value

•  Vest between 0% and 200% following three-year performance period ending December 31, 2022 based on relative total shareholder return

•  If absolute total shareholder return is negative, payout is capped at target (100%)

•  Focuses executives on the Company’s long-term performance as award is tied to the Company’s total shareholder return relative to the total shareholder return of its peers

•  Settlement in shares of the Company’s stock increases alignment between executives and shareholders

•  Retains executives over vesting period

Severance and Change of Control Benefits	• Specified severance pay and benefits are provided under each Named Executive Officer’s employment agreement in connection with termination events, including after a change in control

•  Provides an incentive for executives to remain with the Company despite the uncertainties of a potential or actual change in control

•  Provides a measure of financial security in the event an executive’s employment is terminated without cause

Other Benefits	• Broad-based 401(k) retirement, health and welfare benefits offered to all eligible employees	• Provides market competitive benefits • Protects employees against catastrophic loss and encourages a healthy lifestyle

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EXECUTIVE COMPENSATION

Consistent with our compensation program objectives, we provide our executive officers with a significant portion of their total compensation in the form of variable, rather than fixed, compensation. Importantly, a significant portion of total compensation is also performance-based. The percentages shown below reflect each executive’s target compensation opportunity determined by the Compensation Committee and the Independent Board and do not reflect actual payments made to the executives for 2020. As noted previously, executive officer base salaries were reduced effective April 1, 2020, and no 2020 annual cash bonuses were paid to any executive officers.

Role of the Independent Board, Compensation Committee and Management

The Compensation Committee annually evaluates each of the Company’s executive officers, including Mr. Foran, and recommends to the Independent Board the proposed compensation structure for each of the executives, including salary, equity and non-equity incentive compensation. Based on such recommendations, the Independent Board sets Mr. Foran’s compensation each year. Mr. Foran consults with and provides recommendations to the Compensation Committee and Independent Board regarding the compensation structure for each of the other Named Executive Officers. Based on the recommendations of the Compensation Committee and Mr. Foran, the Independent Board sets the other Named Executive Officers’ compensation each year. The members of the Independent Board are required to be independent pursuant to the listing standards of the NYSE and the rules and regulations promulgated by the SEC.

As part of their annual evaluations, the Compensation Committee:

•

conducts an analysis of the Company’s annual performance relative to any performance criteria or targets established under the Cash Incentive Plan and recommends to the Independent Board the amount of final annual cash incentive awards;

•

reviews and recommends the form of and number of shares to be awarded pursuant to long-term incentive compensation awards, including vesting terms, performance metrics, performance peer groups and other material provisions of such awards;

•	reviews executive officer compensation levels as compared to the Company’s peers;

•	reviews and recommends any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof; and

•	reviews and recommends any deferred compensation arrangement, retirement plan, other benefits and perquisites.

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In addition, the Compensation Committee confirms at least annually that our compensation policies and practices do not encourage unnecessary risk taking and reviews the relationship between risk management, corporate strategy and executive compensation. The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not and is not reasonably likely to have a material adverse effect on us. Several features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While annual cash incentive payments are tied to management’s achievements during the previous fiscal year, they also take into account multiple performance criteria based on the executive’s individual performance and are within the discretion of the Independent Board, with payout limits for each participant. Thus, the Compensation Committee believes that our annual cash incentive awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking. In addition, the Compensation Committee believes that our equity compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding potential risks that could threaten our growth and stability due to the fact that the RSUs and PSUs vest over three years and the PSUs vest based on our relative total shareholder return, with an overall payout limit and a further limit if absolute total shareholder return is negative.

In addition, pursuant to its charter, the Compensation Committee reviews and recommends to the Independent Board any proposals for the adoption, amendment, modification or termination of our incentive compensation, equity-based plans and non-equity based plans.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged Meridian as its independent executive compensation advisory firm. Meridian provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and performs other tasks as requested by the Compensation Committee. For 2020, the Compensation Committee assessed the independence of Meridian pursuant to applicable SEC and NYSE rules and concluded that Meridian’s engagement by the Compensation Committee did not raise any conflicts of interest.

Use of Peer Group Market Data

Our independent compensation consultant benchmarks the pay levels of our officers against a group of competitor companies in the oil and natural gas exploration and production sector (the “Peer Group”). In connection with its annual review, the Compensation Committee and Independent Board added the S&P Oil and Gas Exploration and Production Select Industry Index (XOP) as it adopted the following new Peer Group in 2020, which was used in setting 2020 compensation levels:

Callon Petroleum Company Centennial Resource Development, Inc. Cimarex Energy Co. Devon Energy Corp. Diamondback Energy, Inc. Marathon Oil Corporation	Oasis Petroleum, Inc. Parsley Energy, Inc. SM Energy Company WPX Energy, Inc. S&P Oil and Gas Exploration and Production Select Industry Index (XOP)

Following the (i) September 2020 announcement of the merger of WPX Energy, Inc. into Devon Energy Corp.,

(ii) the October 2020 announcement of the merger of Parsley Energy, Inc. into Pioneer Natural Resources Company and (iii) the September 2020 declaration of bankruptcy by Oasis Petroleum, Inc., each of Parsley Energy, Inc., WPX Energy, Inc. and Oasis Petroleum, Inc. ceased to be considered in determining any elements of executive compensation. In addition to considering companies in the oil and natural gas exploration and production sector, the Compensation Committee also considered company size characteristics such as assets, enterprise value and market value when approving the Peer Group. As of December 31, 2020, the Peer Group, excluding the XOP, had a median market capitalization of $3.9 billion, compared to the Company’s market capitalization of $1.4 billion

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EXECUTIVE COMPENSATION

at such date, placing the Company at the 43rd percentile of the Peer Group. The Peer Group also includes certain companies with operations in the Permian Basin that face similar opportunities and challenges that we face. The Peer Group is used by the Compensation Committee and the Independent Board in setting Named Executive Officer salaries, annual cash incentive award opportunities, long-term incentive awards and target total direct compensation levels. The Compensation Committee and Independent Board use this data to inform their pay decisions as one data point among many others, including Company performance, individual performance, experience and responsibilities, leadership and professional growth.

2020 Base Salaries

In February 2020, based on the recommendations of Mr. Foran (other than with regard to his base salary), the Compensation Committee recommended, and the Independent Board approved, initial 2020 base salaries for our Named Executive Officers that reflected modest raises based upon the Company’s success in 2019. Effective April 1, 2020, as noted above, Mr. Foran’s salary was reduced by 25% with each other Named Executive Officer’s salary being reduced by 20%.

Executive Officer	2019 Base Salary	Initial 2020 Base Salary	Reduced 2020 Base Salary
Joseph Wm. Foran	$1,200,000	$1,250,000	$937,500
Matthew V. Hairford	$700,000	$725,000	$580,000
David E. Lancaster	$680,000	$700,000	$560,000
Craig N. Adams	$660,000	$700,000	$560,000
Billy E. Goodwin	$660,000	$700,000	$560,000

2020 Annual Cash Incentive Compensation

The Company’s 2020 annual cash incentive compensation was awarded pursuant to the Cash Incentive Plan, which is designed to link executive decision making and performance with the Company’s goals, reinforce these goals and ensure the highest level of accountability for the success of the Company as a whole. The Cash Incentive Plan advances Company and shareholder interests by providing an additional means to (i) sustain and enhance the culture of personal commitment on the part of executives, select managers and key employees in the continued growth, development and financial success of the Company and (ii) encourage them to remain with, and devote their best efforts to, the Company. The Cash Incentive Plan provides for the granting of awards of incentive compensation that may be paid to a participant upon satisfaction of specified performance goals for a particular performance period. In addition, the Cash Incentive Plan provides that the Compensation Committee and Independent Board may make adjustments for individual executive officers for exceptional performance and attainment of certain strategic goals (the “Discretionary Adjustment”).

Performance Goals

For 2020, the chair of the Compensation Committee met with Meridian and management to discuss potential criteria for the performance goals. Based on these meetings, which occurred after the April 2020 sharp decline in oil prices as a result of the worldwide spread of COVID-19 and the failure of efforts by OPEC+ to agree on coordinated production cuts, the chair of the Compensation Committee proposed certain preliminary performance goal categories for consideration for 2020. The Compensation Committee then met with Meridian and management to review the proposed performance goal categories. In 2018, the Compensation Committee had implemented a strategic shift, which continued in 2019, to focus on performance goals that incentivize capital efficiency and returns in addition to growth. In light of the concerns regarding COVID-19 and declining oil prices, and in an effort to further align executive compensation with shareholder interests, the Compensation Committee recommended that the Independent Board exclude any growth-oriented goals for 2020, focusing instead on performance, efficiency and sustainability. As a result of these discussions, and upon the recommendation of the

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Compensation Committee, the Independent Board determined to use the following threshold, target and maximum performance goals for 2020, which were each achieved at or above the maximum level, as shown below:

2020 Performance Goals	Threshold	Target	Maximum	Actual Results	Assessment
Net Debt/Adjusted EBITDA(1)(2)(3)	3.7x	3.5x	3.3x	2.9x	Exceeded maximum
Total 2020 shareholder return vs. Peer Group	—	Upper 50%	Upper 25%	Upper 25%	Achieved maximum
Adjusted Operating Expenses per BOE(4)	$11.50	$10.50	$10.00	$9.47	Exceeded maximum
Health, Safety and Environmental(5)	—	—	—	—	—

(1)

Adjusted EBITDA is a non-GAAP financial measure included herein solely as a reference point under the Cash Incentive Plan. It is commonly used by similar companies in our industry. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see Annex A to this Proxy Statement.

(2)

As a reference point under the Cash Incentive Plan, Net Debt as of December 31, 2020 is calculated as (i) $1.05 billion in senior notes outstanding, plus (ii) $486.0 million in debt under the Credit Agreement, including outstanding borrowings and letters of credit, less (iii) $50.0 million in available cash.

(3)	Attributable to Matador Resources Company shareholders after giving effect to those values attributable to third-party non-controlling interests, including in San Mateo.
(4)

Adjusted Operating Expenses per BOE is defined as the sum of the following operating expenses per BOE: (i) production taxes, transportation and processing, (ii) lease operating and (iii) general and administrative.

(5)

Based on a qualitative assessment of the Company’s overall health, safety and environmental record for the year, including a review of the Company’s performance in the areas of training of personnel, safety investigations and environmental risk management.

2020 Incentive Opportunities

In making recommendations regarding potential 2020 annual cash incentive opportunities for our Named Executive Officers, the Compensation Committee reviewed Meridian’s recommendations and recommendations of management regarding proposed target opportunities. Based on such review, which took into account the differing responsibilities of each Named Executive Officer and Peer Group data, where available, for bonus levels for comparable positions, the 2020 target annual incentive opportunities set forth below were approved. As noted above, in light of the outbreak of COVID-19 along with the actions of OPEC+ and their effects on oil supply and demand, oil prices and our stock price, Mr. Foran’s target annual incentive opportunity as a percentage of his earned 2020 base salary was reduced from 110.0% for 2019 to 73.3% for 2020, and his maximum annual incentive opportunity was reduced from 220.0% for 2019 to 110.0% for 2020. For our other Named Executive Officers, the average target opportunity was reduced from 83.8% to 55.8%.

Participant	2019 Target Annual Incentive Opportunity as % of 2019 Base Salary	2020 Target Annual Incentive Opportunity as % of 2020 Base Salary
Joseph Wm. Foran	110.0%	73.3%
Matthew V. Hairford	90.0%	60.0%
David E. Lancaster	85.0%	56.7%
Craig N. Adams	80.0%	53.3%
Billy E. Goodwin	80.0%	53.3%

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EXECUTIVE COMPENSATION

Our Independent Board also determined to cap the Discretionary Adjustment for each Named Executive Officer at 30% of each Named Executive Officer’s total 2020 annual cash incentive payment.

2020 Performance Results

The Compensation Committee then assessed the Company’s 2020 results in light of the performance goals and the following individual performance milestones for each Named Executive Officer when determining appropriate annual cash incentive award amounts:

Executive Officer	Individual Performance Milestones
Joseph Wm. Foran Chairman and Chief Executive Officer

•  Collaborated with the Board and other executive officers to create and maintain an effective team culture throughout each level of Matador’s organization that has built value through (1) selective acreage acquisitions, (2) traditional oil and natural gas operations growing organically through the drill bit and (3) expanding midstream operations in Matador’s various asset areas

•  Provided direction and leadership throughout Matador in developing and executing Matador’s strategy and operational plan in 2020, which, despite a reduction from six to three operated rigs, resulted in record operational and midstream results, including

¡  7% proved reserves growth

¡  14% daily oil equivalent production growth

•  Provided leadership to the Board, including recommending to the Nominating Committee a highly qualified Board candidate with additional expertise and experience and improving the Board’s function and processes

•  Oversaw Matador’s continuing improvement in capital efficiency as demonstrated by our average drilling and completion costs for all operated horizontal wells completed and turned to sales of approximately $850 per completed lateral foot in 2020, a decrease of 27% as compared to average drilling and completion costs of $1,165 per completed lateral foot in 2019

•  Worked with other executive officers to complete the expansion of the San Mateo system and the Black River Processing Plant and the merger of San Mateo II into San Mateo

•  Oversaw the collaborative management of the Company’s balance sheet and strong financial position, including through two reaffirmations of the borrowing base under the Credit Agreement and the achievement of free cash flow in the fourth quarter of 2020

•  Led firmwide focus on attracting, training and retaining talent, encouraging employee leadership development and director engagement and aligning our strategy and operational plan throughout the organization

•  Directed efforts to develop and maintain relationships with directors, shareholders, vendors and other key stakeholders with the assistance of other executive officers

•  Helped advance the Company’s ESG initiatives, including by forming a working group to compile and report data highlighting the Company’s efforts to respond to increased investor focus on sustainability

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Executive Officer	Individual Performance Milestones
Matthew V. Hairford President

•  Oversaw the team efforts that resulted in record daily oil equivalent production and an increase of 14% in 2020 over 2019 levels

•  Directed the work of the Company’s field personnel and the implementation of the Company’s health, safety and environmental initiatives and interacted with shareholders and directors on financial matters

•  Worked with other executive officers to contain costs, evidenced by record-low unit operating costs for lease operating expenses of $3.81 per BOE, while maintaining and improving relationships with key vendors

•  As Chairman of the Board and President of San Mateo, led the Company’s midstream efforts to, among other items:

¡  Expand our midstream operations in Eddy County, New Mexico, including the expansion of the Black River Processing Plant, which added an incremental designed inlet capacity of 200 MMcf of natural gas per day to the previously designed inlet capacity of 260 MMcf per day for a total designed inlet capacity of 460 MMcf per day

¡  Achieve strong operating results, highlighted by increased midstream services revenues, increased produced water handling volumes and increased oil gathering and transportation volumes

¡  Complete the merger of San Mateo II into San Mateo

David E. Lancaster Executive Vice President and Chief Financial Officer

•  Led the collective effort to manage the Company’s balance sheet and improve the Company’s already strong financial position through

¡  Two reaffirmations of the borrowing base under the Credit Agreement of $900.0 million, in both February and October 2020

¡  An increase of our elected borrowing commitment under the Credit Agreement from $500.0 million to $700.0 million

¡  The restructuring of a portion of our then-existing 2020 WTI oil derivative financial instruments in April 2020 to provide additional revenue assurance

¡  Achievement of free cash flow in the fourth quarter of 2020

•  Responsible for the Company’s financial modeling, guidance and relationships with financial institutions, shareholders, bondholders, equity and bond analysts and public markets

•  As a distinguished petroleum engineer, provided oversight and quality control to the Company’s exploration and development activities and its reserve studies

Craig N. Adams Executive Vice President and Chief Operating Officer—Land, Legal & Administration

•  Coordinated and oversaw the general legal matters of the Company through the management of the Company’s legal staff

•  Managed the Company’s legal and land efforts to convert approximately $4.8 million of non-core assets to cash

•  Responsible for coordinating administrative functions of the Company, including Board functions and interaction with management, office facilities and the oversight of the Company’s human resource activities and departmental efficiencies

•  Helped advance the Company’s ESG initiatives

•  Led the Company’s COVID-19 response with a focus on prioritizing employee health and safety while maintaining the Company’s operations in order to achieve its 2020 goals

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Executive Officer	Individual Performance Milestones
Billy E. Goodwin Executive Vice President and Chief Operating Officer—Drilling, Completions & Production

•  Led the Company’s collaborative drilling, completions and production activities, managing approximately $450.0 million of capital expenditures in 2020 related to the Company’s operations in its primary operating areas, resulting in

¡  7% proved reserves growth

¡  14% daily oil equivalent production growth

•  Led Matador’s continuing improvement in capital efficiency as demonstrated by our average drilling and completion costs for all operated horizontal wells completed and turned to sales of approximately $850 per completed lateral foot in 2020, a decrease of 27% as compared to average drilling and completion costs of $1,165 per completed lateral foot in 2019

•  Directed the MaxOps program to increase drilling, completions and production experience among our engineering staff and the MaxCom program to ensure coordination of drilling and completions operations

•  Worked with other executive officers and staff members to innovate and to reduce operating costs, evidenced by record-low unit operating costs for lease operating expenses of $3.81 per BOE, while maintaining and improving relationships with key vendors

The Compensation Committee reviewed the individual performance milestones listed above as well as additional contributions to the achievement of Company-wide goals. Additionally, the Compensation Committee performed a qualitative assessment of the Company’s health, safety and environmental record for the year. Among other items, the Compensation Committee noted the reduction in the Company’s greenhouse gas emissions, the increased use of grid power instead of generators, the continued development of the Company’s water recycling program, the reduction in surface footprint through the use of batch drilling and longer laterals and the absence of any recordable employee injuries. Based on this review, the Compensation Committee determined that each of the Named Executive Officers performed at a high level in 2020 contributing to the Company’s success, including achievement of each performance metric at or above the maximum level. As noted above, however, the Company’s executive officers and the Board agreed that the executive officers would forego receiving any 2020 annual cash bonuses.

Executive Officer	Target Award Payable for 2020	Maximum Award Payable for 2020	Actual Award for 2020

Joseph Wm. Foran	$744,453	$1,117,188	$—

Matthew V. Hairford	$369,750	$554,625	$—

David E. Lancaster	$337,365	$505,750	$—

Craig N. Adams	$317,135	$476,000	$—

Billy E. Goodwin	$317,135	$476,000	$—

2020 Long-Term Incentive Compensation

In March 2020, the Independent Board granted awards of 50% service-based cash-settled RSUs and 50% share-settled PSUs to our executive officers. As noted above, in determining the total targeted value of these awards, the Independent Board used a stock price of approximately $12.50 on a date at which the Company’s stock price closed at $2.41. The use of this considerably higher stock price in sizing the 2020 long-term incentive awards significantly lowered the number of units granted to each officer, preserving shares under the Matador Resources Company 2019 Long-Term Incentive Plan (the “2019 Long-Term Plan”) and preventing additional shareholder dilution in a low share price environment. These long-term equity awards facilitate retention of our

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Named Executive Officers, incentivize positive future results and further align the interests of our Named Executive Officers with those of the Company’s shareholders. The table below provides the key terms of the March 2020 equity awards:

Key Terms	Restricted Stock Units	Performance Stock Units
Targeted percentage of total award value	50%	50%
Vesting terms	Three years ratably on each anniversary	Following three-year performance period ending December 31, 2022
Performance metric	N/A	Relative total shareholder return

The number of shares underlying each grant and the target value and grant date fair value of the 2020 annual equity grants are set forth in the table below:

Participant	Restricted Stock Units	Target Performance Stock Units	Targeted Value	Grant Date Fair Value

Joseph Wm. Foran	159,260	159,260	$4,000,000	$651,373

Matthew V. Hairford	83,612	83,612	$2,100,000	$341,973

David E. Lancaster	75,649	75,649	$1,900,000	$309,404

Craig N. Adams	67,686	67,686	$1,700,000	$276,836

Billy E. Goodwin	67,686	67,686	$1,700,000	$276,836

The Independent Board approved the total targeted value for the year for each Named Executive Officer and then converted that value into an aggregate number of units based on a price of approximately $12.50, as noted above, even though the closing price of our Common Stock on the date of grant was $2.41. The units were then granted 50% in the form of RSUs and 50% in the form of PSUs (at target). The PSU equity component provides for settlement of between 0% and 200% of the total target PSUs subject to the award based on our total shareholder return relative to the total shareholder return of the Peer Group over a three-year performance period from January 1, 2020 through December 31, 2022. If our absolute total shareholder return over such performance period is negative, no more than 100% of the PSUs may vest. The applicable percentage of vested units is shown below with respect to each percentile ranking.

Company’s Relative Total Shareholder Return Percentile Ranking	Percentage of Target Units That Will Vest

0	0%

10th	20%

20th	40%

30th	60%

40th	80%

50th	100%

60th	120%

70th	140%

80th	160%

90th	180%

100th	200%

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The Peer Group used for determination of the Company’s relative total shareholder return is as follows, which is the same as the Company’s 2020 Peer Group:

Callon Petroleum Company Centennial Resource Development, Inc. Cimarex Energy Co. Devon Energy Corp. Diamondback Energy, Inc. Marathon Oil Corporation	Oasis Petroleum, Inc. Parsley Energy, Inc. SM Energy Company WPX Energy, Inc. S&P Oil and Gas Exploration and Production Select Industry Index (XOP)

Benefits

We offer a variety of health and welfare programs to eligible employees, including the Named Executive Officers. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, disability and life insurance. We also have a 401(k) plan for eligible employees, including the Named Executive Officers, to which we contribute 3% of the employee’s eligible compensation, which is subject to limits established by the Internal Revenue Code of 1986 (the “Code”), and have the discretion to contribute up to an additional 4% of the employee’s eligible compensation as a dollar-for-dollar matching contribution with respect to his or her elective deferral contributions. The discretionary dollar-for-dollar match is subject to vesting based upon years of service to the Company and the limits on the compensation that may be considered under the Code. In addition, we provide long-term care insurance for certain of our executive officers.

Severance and Separation Arrangements

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers. Under the employment agreements, if a termination of employment occurs pursuant to one of the following events:

•	the Named Executive Officer dies;

•	the Named Executive Officer is totally disabled;

•	we mutually agree to end the employment agreement;

•	we dissolve and liquidate; or

•	the term of the employment agreement ends,

we will pay the Named Executive Officer the average of his annual cash bonus, which includes non-equity incentive compensation, for the prior two years, pro-rated based on the number of complete or partial months completed during the year of termination.

Also, under the employment agreements, if one of the following occurs:

•	the Named Executive Officer’s employment is terminated other than (i) as set forth above, (ii) by us for just cause or (iii) in connection with a “change in control” as described below; or

•	the Named Executive Officer terminates his employment for “good reason,”

if the Named Executive Officer is Mr. Foran, we will pay him twice his base salary and twice the average of his annual cash bonus for the prior two years; if the Named Executive Officer is Messrs. Hairford, Lancaster, Adams or Goodwin, we will pay him 1.5 times his base salary and 1.5 times the average of his annual cash bonus for the prior two years.

Finally, under the employment agreements of Messrs. Foran, Hairford and Lancaster, which were entered into in 2011, if we terminate the Named Executive Officer within 30 days prior to the “change in control” or within 12 months

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after the “change in control” without just cause or the Named Executive Officer terminates his employment with or without “good reason” during such period, we will pay him three times his base salary and three times the average of his annual cash bonus for the prior two years. These agreements were entered into prior to our initial public offering. At that time, we believed a “modified single trigger” was appropriate given the Company’s size, early stage of development and strong growth aspirations. Since that time, however, we have ceased to use “modified single triggers” in executive employment agreements, and we intend to exclusively use “double triggers” going forward, as we have since 2014. The agreement entered into with Mr. Adams in March 2014 and the agreement entered into with Mr. Goodwin effective February 2016 each include a “double trigger” such that if we terminate either executive within 30 days prior to the “change in control” or within 12 months after the “change in control” without just cause or he terminates his employment with “good reason,” we will pay Mr. Adams or Mr. Goodwin three times his base salary and three times the average of his annual cash bonus for the prior two years. In addition, if any of our Named Executive Officers are terminated or terminate their employment as set forth above in connection with a “change in control,” all equity awards of such Named Executive Officer vest immediately prior to such termination.

For definitions of “change in control,” “good reason” and “just cause,” please see the employment agreement of each Named Executive Officer, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Equity Plans

For equity grants under the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (the “2012 Long-Term Plan”) and the 2019 Long-Term Plan (together with the 2012 Long-Term Plan, the “Long-Term Plans”), other than the PSUs, vesting upon a “change in control” for the Named Executive Officers mirrors the terms of their employment agreements. The PSUs vest upon a “change in control” based on performance achieved through the date of such change in control, as it is anticipated that a change in control would make achievement of relative total shareholder performance impractical to measure.

The “change in control” provisions in the employment agreements and the equity grants under the Long-Term Plans help prevent management from being distracted by rumored or actual changes in control. The “change in control” provisions provide:

•	incentives for those Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control;

•	assurance of severance payments for terminated Named Executive Officers; and

•	access to equity compensation after a change in control.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the following officers in the following designated amounts:

•	Chairman and Chief Executive Officer—shares equal to five times base salary;

•	President—shares equal to five times base salary;

•	Executive Vice Presidents—shares equal to two and 1/2 times base salary;

•	Senior Vice Presidents—shares equal to two times base salary; and

•	Vice Presidents and Executive Directors—shares equal to one and 1/2 times base salary.

Newly appointed officers have until the fifth anniversary of his or her appointment as an officer of the Company within which to achieve the stock ownership position. Shares that count toward the stock ownership guidelines include time-based restricted shares. Shares that will not count toward the stock ownership guidelines include shares underlying unexercised stock options, unexercised stock appreciation rights, RSUs that provide for settlement in cash and performance-based awards for which the performance requirements have not been satisfied.

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Until each of the above officers reaches the stock ownership level required of his or her position, such officer must hold at least 50% of all “net shares” received through restricted stock or RSU vesting or realized through stock option exercises. For this purpose, “net shares” means all shares retained after applicable withholding of any shares for tax purposes. Additionally, upon the vesting of restricted stock or RSUs or the exercise of stock options, each officer must hold the net shares for a minimum of 12 months following such vesting or exercise, or until his earlier retirement. As of December 31, 2020, each Named Executive Officer owned shares in excess of the applicable minimum requirement set forth in the stock ownership guidelines, and Mr. Foran held shares with a value equal to approximately 67 times his base salary then in effect.

Anti-Hedging and Anti-Pledging Policies

Pursuant to the Company’s insider trading policy, the Company prohibits hedging of its securities by directors, officers or employees. Specifically, no such person shall purchase or sell, or make any offer to purchase or offer to sell, derivative securities relating to the Company’s stock, whether or not issued by the Company, or financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s stock (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities (a) granted to such person by the Company as part of the compensation of such person; or (b) held, directly or indirectly, by such person. The insider trading policy also restricts directors and executive officers from pledging more than 25% of his or her holdings of the Company’s stock without the prior written consent of the Environmental, Social and Corporate Governance Committee.

Strategic Planning and Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Strategic Planning and Compensation Committee,

R. Gaines Baty, Chair

Reynald A. Baribault

Timothy E. Parker

Kenneth L. Stewart

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Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Messrs. Foran, Hairford, Lancaster, Adams and Goodwin for 2020, 2019 and 2018. This table and the accompanying narrative should be read in conjunction with the CD&A, which sets forth the objectives and other information regarding our executive compensation program:

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation		Total
Joseph Wm. Foran	2020	$1,015,625	$—	$651,373	$—	$—	$22,549	(6)	$1,689,547
Chairman of the Board and Chief Executive Officer	2019	$1,200,000	$—	$4,293,663	$—	$2,510,000	$24,646		$8,028,309
	2018	$1,100,000	$300,000	$2,666,659	$1,333,330	$1,936,000	$23,331		$7,359,320
Matthew V. Hairford	2020	$616,250	$—	$341,973	$—	$—	$23,852	(7)	$982,075
President	2019	$700,000	$—	$2,254,174	$—	$1,200,000	$23,502		$4,177,676
	2018	$660,000	$100,000	$1,399,976	$699,991	$900,400	$21,112		$3,781,479
David E. Lancaster	2020	$595,000	$—	$309,404	$—	$—	$19,950	(8)	$924,354
Executive Vice President and Chief Financial Officer	2019	$680,000	$—	$2,039,489	$—	$1,100,000	$19,600		$3,839,089
	2018	$625,000	$100,000	$1,266,653	$633,327	$850,000	$19,250		$3,494,230
Craig N. Adams	2020	$595,000	$—	$276,836	$—	$—	$22,231	(9)	$894,067
Executive Vice President and Chief Operating Officer — Land, Legal & Administration	2019	$660,000	$—	$1,824,804	$—	$1,005,000	$21,881		$3,511,685
	2018	$600,000	$100,000	$1,133,331	$566,664	$790,000	$21,531		$3,211,526
Billy E. Goodwin	2020	$595,000	$—	$276,836	$—	$—	$19,950	(8)	$891,786
Executive Vice President and Chief Operating Officer — Drilling, Completions & Production	2019	$660,000	$—	$1,824,804	$—	$1,005,000	$19,600		$3,509,404
	2018	$575,000	$50,000	$999,979	$499,988	$840,000	$19,250		$2,984,217

(1)

Salary amounts shown for 2020 reflect actual salary paid. For a discussion of 2020 executive salaries, which were reduced effective April 1, 2020, see “—Compensation Discussion and Analysis—2020 Base Salaries” above.

(2)

Reflects ad hoc discretionary “Marlan” bonuses awarded by the Independent Board to recognize such Named Executive Officer’s contributions to certain transactions and accomplishments of the Company. As a result of feedback received during shareholder outreach efforts following the 2018 Annual Meeting, the Board has ceased to award its executive officers with such Marlan bonuses. See “—Compensation Discussion and Analysis—2020 Compensation Program Changes” above.

(3)	Reflects the grant date fair value of RSUs, PSUs or restricted stock awards, as applicable, computed in accordance with FASB ASC Topic 718.
(4)

Reflects the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Our policy and assumptions made in the valuation of the stock options are contained in Note 2 and Note 9 of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(5)

Represents awards pursuant to the Amended and Restated Matador Resources Company Annual Incentive Plan for Management and Key Employees, effective January 1, 2016, or the Cash Incentive Plan, as applicable. See “—Compensation Discussion and Analysis—2020 Annual Cash Incentive Compensation” above.

(6)	Consists of $19,950 in 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $2,599 in long-term care insurance premiums.
(7)	Consists of $19,950 in 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $3,902 in long-term care insurance premiums.
(8)	Reflects 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits.”
(9)	Consists of $19,950 in 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $2,281 in long-term care insurance premiums.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding non-equity awards granted by the Independent Board pursuant to the Cash Incentive Plan and awards of share-settled PSUs and cash-settled RSUs granted by the Independent Board pursuant to the 2019 Long-Term Plan during the year ended December 31, 2020 to the Named Executive Officers below:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(# shares)	($)

Joseph Wm. Foran	—	—	744,453	1,117,188	—	—	—	—	—

	3/10/20	—	—	—	—	159,260	318,520	—	277,112

	3/10/20	—	—	—	—	—	—	159,260	374,261

Matthew V. Hairford	—	—	369,750	554,625	—	—	—	—	—

	3/10/20	—	—	—	—	83,612	167,224		145,485

	3/10/20	—	—	—	—	—	—	83,612	196,488

David E. Lancaster	—	—	337,365	505,750	—	—	—	—	—

	3/10/20	—	—	—	—	75,649	151,298	—	131,629

	3/10/20	—	—	—	—	—	—	75,649	177,775

Craig N. Adams	—	—	317,135	476,000	—	—	—	—	—

	3/10/20	—	—	—	—	67,686	135,372	—	117,774

	3/10/20	—	—	—	—	—	—	67,686	159,062

Billy E. Goodwin	—	—	317,135	476,000	—	—	—	—	—

	3/10/20	—	—	—	—	67,686	135,372	—	117,774

	3/10/20	—	—	—	—	—	—	67,686	159,062

(1)

See “—Compensation Discussion and Analysis—2020 Annual Cash Incentive Compensation” and “—Summary Compensation Table—Non-Equity Incentive Plan Compensation” regarding the actual payments made to the Named Executive Officers pursuant to the Cash Incentive Plan. No such payments were made for 2020.

(2)

Represents PSUs that provide for settlement of between 0% and 200% of the total target shares subject to the award based on achievement of a relative total shareholder return performance metric over a three-year performance period from January 1, 2020 through December 31, 2022. If our total shareholder return over such performance period is negative, no more than 100%, the target level, of the PSUs may vest. See “—Compensation Discussion and Analysis—2020 Long-Term Incentive Compensation.” The PSUs do not provide for a threshold number of shares that may be earned.

(3)	Represents RSUs that provide for settlement in cash. See “—Compensation Discussion and Analysis—2020 Long-Term Incentive Compensation.”

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Outstanding Equity Awards at December 31, 2020

The following table summarizes the total outstanding option awards at December 31, 2020 for each Named Executive Officer:

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (#) Exercisable	Number of Securities Underlying Unexercised Stock Options (#) Unexercisable	Option Exercise Price	Option Expiration Date

Joseph Wm. Foran	15,465	—	$15.00	2/18/21

	144,686	—	$27.26	2/14/23

	70,323	35,162	$29.68	2/15/24

Matthew V. Hairford	79,942	—	$15.00	2/18/21

	93,927	—	$27.26	2/14/23

	36,919	18,460	$29.68	2/15/24

David E. Lancaster	62,137	—	$15.00	2/18/21

	82,211	—	$27.26	2/14/23

	33,403	16,702	$29.68	2/15/24

Craig N. Adams	62,137	—	$15.00	2/18/21

	68,500	—	$27.26	2/14/23

	29,887	14,944	$29.68	2/15/24

Billy E. Goodwin	49,419	—	$15.00	2/18/21

	55,739	—	$27.26	2/14/23

	26,370	13,186	$29.68	2/15/24

All unvested stock options held by the Named Executive Officers as of December 31, 2020 became fully vested on February 16, 2021.

The following table summarizes the total outstanding restricted stock awards, cash-settled RSUs and share-settled PSUs at December 31, 2020 for each Named Executive Officer:

	Stock Awards

Name	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

Joseph Wm. Foran	Restricted stock; RSUs	264,795	3,193,428	—	—

	PSUs	—	—	545,278	6,576,053

Matthew V. Hairford	Restricted stock; RSUs	139,018	1,676,557	—	—

	PSUs	—	—	286,272	3,452,440

David E. Lancaster	Restricted stock; RSUs	125,779	1,516,895	—	—

	PSUs	—	—	259,008	3,123,636

Craig N. Adams	Restricted stock; RSUs	112,539	1,357,220	—	—

	PSUs	—	—	231,744	2,794,833

Billy E. Goodwin	Restricted stock; RSUs	111,041	1,339,154	—	—

	PSUs	—	—	231,744	2,794,833

(1)

The number of unearned PSUs and market value presented are based upon achievement of the 100th percentile under the PSU award agreements with 200% of target units vesting, calculated based upon the closing price of our Common Stock on December 31, 2020 of $12.06 per share.

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The following table provides the vesting dates for restricted stock, RSUs and PSUs outstanding as of December 31, 2020:

Vesting Date	Award Type		Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	Craig N. Adams	Billy E. Goodwin

2/13/21	RSUs		37,793	19,841	17,952	16,062	16,062

2/16/21	Restricted stock		29,949	15,723	14,226	12,729	11,231

3/10/21	RSUs		53,086	27,870	25,216	22,562	22,562

12/31/21	PSUs	(1)	226,758	119,048	107,710	96,372	96,372

2/13/22	RSUs		37,793	19,842	17,952	16,062	16,062

3/10/22	RSUs		53,087	27,871	25,216	22,562	22,562

12/31/22	PSUs	(1)	318,520	167,224	151,298	135,372	135,372

3/10/23	RSUs		53,087	27,871	25,217	22,562	22,562

Total Unvested Shares and Units			810,073	425,290	384,787	344,283	342,785

(1)

The date shown reflects the end of the performance period established by the PSU award agreements. The PSUs vest upon the Compensation Committee’s certification of the achievement of the performance goal, which must occur within 60 days of completion of the performance period. The number of units shown assumes achievement of the 100th percentile under the PSU award agreements with 200% of target units vesting.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised and stock awards (consisting of restricted stock and cash-settled RSUs) that vested for each Named Executive Officer during 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting

Joseph Wm. Foran	—	$—	86,390	$1,120,532

Matthew V. Hairford	10,000	$40,100	47,670	$618,239

David E. Lancaster	15,000	$54,600	42,773	$554,739

Craig N. Adams	—	$—	37,619	$487,914

Billy E. Goodwin	—	$—	34,477	$447,257

(1)

Reflects the aggregate number of restricted shares or cash-settled RSUs that vested. Pursuant to the terms thereof, the cash-settled RSUs were settled in cash, and the grantee did not acquire any shares upon vesting.

No tax liability was incurred by Mr. Foran upon the vesting of the restricted stock included above because, upon each grant of restricted stock, Mr. Foran made elections under the Code to be taxed upon grant instead of upon vesting. Pursuant to such elections, upon the granting of such restricted stock awards in 2017 and 2018, Mr. Foran paid a total of $0.6 million in taxes attributable to the restricted stock that vested in 2020.

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Potential Payments upon Termination or Change in Control

Long-Term Incentive Plans

Equity awards under the Long-Term Plans, other than the PSUs, vest upon a “change in control” for the Named Executive Officers according to the terms of their employment agreements described below.

Pursuant to the terms of the PSU award agreements, upon a “change in control,” the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such change in control.

For definition of “change in control,” please see the 2012 Long-Term Plan and 2019 Long-Term Plan, as applicable, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Employment Agreements

As described under “—Compensation Discussion and Analysis—Severance and Separation Arrangements—Employment Agreements,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster. In addition, in March 2014, we entered into an employment agreement with Mr. Adams, and effective February 2016, we entered into an employment agreement with Mr. Goodwin. We amended Mr. Goodwin’s employment agreement in August 2018. The principal difference in Mr. Adams’ and Mr. Goodwin’s employment agreements as compared to the employment agreements of Messrs. Foran, Hairford and Lancaster is that Mr. Adams’ and Mr. Goodwin’s agreements do not include a “modified single trigger” that would have allowed them to receive “change in control” severance if they terminated their agreements without “good reason” within 30 days prior to or 12 months after a change in control. Pursuant to the terms of the employment agreements, we may be required to make certain payments to one or more of our Named Executive Officers upon the occurrence of certain events resulting in such Named Executive Officer’s termination. The employment agreements do not provide for gross-ups for excise taxes on severance or other payments in connection with a change in control. For a detailed description of the events that may trigger such payments, see “—Compensation Discussion and Analysis—Severance and Separation Arrangements—Employment Agreements.”

The employment agreements each contain a non-disclosure of confidential information provision that requires each Named Executive Officer to maintain, both during and after employment, the confidentiality of information used by such Named Executive Officer in the performance of his job duties.

Additionally, each of the employment agreements contains a non-competition provision, pursuant to which each Named Executive Officer has agreed that: (i) for six months following termination by us for total disability, or by such Named Executive Officer for good reason, or (ii) for 12 months, or 24 months with respect to Mr. Goodwin, following termination (a) by us for just cause, (b) by such Named Executive Officer other than for good reason or (c) in connection with a change in control, such Named Executive Officer shall not, without our prior written consent (not to be unreasonably withheld if the Named Executive Officer’s employment is terminated by the Named Executive Officer other than for good reason), directly or indirectly: (x) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a competing business with significant assets in the restricted area (each as defined below), or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of such competing business’s decisions within the restricted area.

For purposes of the employment agreements:

•	“competing business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities;

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•	“significant assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more; and

•

“restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the Named Executive Officer’s employment, plus any county or parish where we have significant assets as of the end of the Named Executive Officer’s employment.

For definitions of “change in control,” “good reason” and “just cause,” please see the employment agreement of each Named Executive Officer, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Furthermore, other than Mr. Foran’s employment agreement, each employment agreement contains a non-solicitation provision, pursuant to which, during the restricted periods described above, subject to certain exceptions, Messrs. Hairford, Lancaster, Adams and Goodwin shall not, without our prior written consent, solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor by us or our affiliates or induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with us or our affiliates.

For the Named Executive Officer to receive any severance payments described below for termination by us without just cause, by the Named Executive Officer for good reason or, following a change in control, by us without cause or by the Named Executive Officer with good reason, with respect to Mr. Adams and Mr. Goodwin, or with or without good reason, with respect to Messrs. Foran, Hairford and Lancaster, the Named Executive Officer must comply with the applicable non-disclosure, non-competition and non-solicitation provisions described above.

Finally, as a condition to receiving any severance payments and other payments under their respective employment agreements, each Named Executive Officer is required to execute a separation agreement and release in favor of us.

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement terminated on December 31, 2020, the last day of our 2020 fiscal year. In all cases, the amounts were valued as of December 31, 2020, based upon, where applicable, $12.06 per share (the closing price of our Common Stock on such date). The amounts in the table below are calculated as of December 31, 2020 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made would be based on the dates and circumstances of the applicable event.

	Payment Upon Change in Control or Termination
Executive Officer	Category of Payment	Upon Death or Total Disability(1)		Upon Mutual Agreement or Dissolution/ Liquidation(1)		Termination by Us Without Just Cause or by Named Executive Officer for Good Reason(1)		Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason(2)		Change in Control Without Termination(3)

Joseph Wm. Foran	Salary	$—		$—		$1,875,000	(4)	$2,812,500	(5)	$—

	Bonus	1,255,000	(6)	1,255,000	(6)	2,510,000	(7)	3,765,000	(8)	—

	Vesting equity:(9)

	Restricted stock	—		—		—		361,185		—

	RSUs	—		—		—		2,832,243		—

	PSUs	—		—		—		3,288,026		3,228,026

	Total	$1,255,000		$1,255,000		$4,385,000		$13,058,954		$3,228,026

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	Payment Upon Change in Control or Termination
Executive Officer	Category of Payment	Upon Death or Total Disability(1)		Upon Mutual Agreement or Dissolution/ Liquidation(1)		Termination by Us Without Just Cause or by Named Executive Officer for Good Reason(1)		Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason(2)		Change in Control Without Termination(3)

Matthew V. Hairford	Salary	$—		$—		$870,000	(10)	$1,740,000	(5)	$—

	Bonus	600,000	(6)	600,000	(6)	900,000	(11)	1,800,000	(8)	—

	Vesting equity:(9)

	Restricted stock	—		—		—		189,619		—

	RSUs	—		—		—		1,486,938		—

	PSUs	—		—		—		1,726,220		1,726,220

	Total	$600,000		$600,000		$1,770,000		6,942,777		$1,726,220

David E. Lancaster	Salary	$—		$—		$840,000	(10)	$1,680,000	(5)	$—

	Bonus	550,000	(6)	550,000	(6)	825,000	(11)	1,650,000	(8)	—

	Vesting equity:(9)

	Restricted stock	—		—		—		171,566		—

	RSUs	—		—		—		1,345,329		—

	PSUs	—		—		—		1,561,818		1,561,818

	Total	$550,000		$550,000		$1,665,000		$6,408,713		$1,561,818

Craig N. Adams	Salary	$—		$—		$840,000	(10)	$1,680,000	(5)	$—

	Bonus	502,500	(6)	502,500	(6)	753,750	(11)	1,507,500	(8)	—

	Vesting equity:(9)

	Restricted stock	—		—		—		153,512		—

	RSUs	—		—		—		1,203,709		—

	PSUs	—		—		—		1,397,416		1,397,416

	Total	$502,500		$502,500		$1,593,750		$5,942,137		$1,397,416

Billy E. Goodwin	Salary	$—		$—		$840,000	(10)	$1,680,000	(5)	$—

	Bonus	502,500	(6)	502,500	(6)	753,750	(11)	1,507,500	(8)	—

	Vesting equity:(9)

	Restricted stock	—		—		—		135,446		—

	RSUs	—		—		—		1,203,709		—

	PSUs	—		—		—		1,397,416		1,397,416

	Total	$502,500		$502,500		$1,593,750		$5,924,071		$1,397,416

(1)

Amounts due upon death, total disability, mutual agreement, dissolution or liquidation, termination by us without cause or termination by a Named Executive Officer for good reason are payable in a lump sum on the 60th day following the date of termination unless otherwise required by Section 409A of the Code.

(2)

Amounts due following a change in control are payable in a lump sum on the date that immediately follows six months from the date of termination or, if earlier, within 30 days following such Named Executive Officer’s death.

(3)

Pursuant to the terms of the PSU award agreements, upon a “change in control,” the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such change in control. The amount shown assumes achievement of the 50th percentile with 100% of target units vesting.

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(4)	Represents two times such Named Executive Officer’s base salary as of the termination date.
(5)	Represents three times such Named Executive Officer’s base salary as of the termination date.
(6)

Represents an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2019 and 2020. As previously noted, despite the Company meeting or exceeding the maximum level of each 2020 performance metric, the Named Executive Officers and the Board agreed that the Named Executive Officers would forego receiving any 2020 annual cash bonuses.

(7)

Represents two times an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2019 and 2020. As previously noted, despite the Company meeting or exceeding the maximum level of each 2020 performance metric, the Named Executive Officers and the Board agreed that the Named Executive Officers would forego receiving any 2020 annual cash bonuses.

(8)

Represents three times an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2019 and 2020. As previously noted, despite the Company meeting or exceeding the maximum level of each 2020 performance metric, the Named Executive Officers and the Board agreed that the Named Executive Officers would forego receiving any 2020 annual cash bonuses.

(9)

The employment agreements provide for accelerated and full vesting of unvested incentive awards held by the Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with or without “Good Reason,” with respect to Messrs. Foran, Hairford and Lancaster, within 30 days prior to, or 12 months following, a “change in control.” With respect to Messrs. Adams and Goodwin, the employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with “Good Reason,” within 30 days prior to, or 12 months following, a “change in control.” The amounts disclosed reflect the closing price of our Common Stock on December 31, 2020 of $12.06 per share multiplied by the number of unvested shares of restricted stock, RSUs or PSUs, as applicable, held by such Named Executive Officer on December 31, 2020. Pursuant to the terms of the PSU award agreements, upon a change in control, the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such event. With respect to PSUs, the amount shown assumes achievement of the 50th percentile with 100% of target units vesting.

(10)	Represents 1.5 times such Named Executive Officer’s base salary as of the termination date.
(11)

Represents 1.5 times an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2019 and 2020. As previously noted, despite the Company meeting or exceeding the maximum level of each 2020 performance metric, the Named Executive Officers and the Board agreed that the Named Executive Officers would forego receiving any 2020 annual cash bonuses.

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CHIEF EXECUTIVE OFFICER PAY RATIO

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the following information regarding the ratio of the annual total compensation of our median-compensated employee (as described below) and that of our Chairman and Chief Executive Officer, Joseph Wm. Foran. We believe that the pay ratio reflected below is a reasonable estimate calculated in a manner consistent with Item 402(u).

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pursuant to SEC rules, we are using the same median employee for the 2020 pay ratio calculation as we used in our 2018 and 2019 pay ratio disclosures. We determined that there were no changes to our employee population or compensation arrangements in 2019 or 2020 that we reasonably believe would significantly affect our pay ratio disclosure if the same median employee were used. While our total employee population grew by approximately 17% from December 31, 2018 to December 31, 2019, it decreased by approximately 5% from December 31, 2019 to December 31, 2020. We determined that these immaterial changes to our employee population would not have a significant impact on our pay ratio disclosure, especially since our employees remained consistently distributed among all compensation levels over these periods. Pursuant to Item 402(u), we identified the median-compensated employee of all our employees (other than Mr. Foran) using our employee population as of December 15, 2018, which consisted of 259 employees (all of which are located in the United States), and using a compensation measure of total cash compensation, consisting of total base pay and bonuses earned during the year ended December 31, 2018. The compensation measure was consistently applied to all employees. Compensation was annualized on a straight-line basis for employees who did not work all of 2018.

After identifying the median-compensated employee using the consistently applied compensation measure, we then calculated that employee’s 2020 annual total compensation in the same manner as the Named Executive Officers’ total compensation, as reported in the Summary Compensation Table.

For 2020, the annual total compensation of our median-compensated employee was $211,317, and the annual total compensation of Mr. Foran was $1,689,547, as reported in the Summary Compensation Table. Based on this information, for 2020, the ratio of Mr. Foran’s annual total compensation to the annual total compensation of our median-compensated employee was estimated to be 8 to 1.

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)

Reynald A. Baribault	179,656	73,119	—	252,775

R. Gaines Baty(2)	173,406	73,119	—	246,525

Craig T. Burkert	78,656	73,119	—	151,775

William M. Byerley	112,656	73,119	—	185,775

Matthew P. Clifton(3)	70,719	73,119	—	143,838

Monika U. Ehrman	77,656	73,119	—	150,775

Julia P. Forrester Rogers	91,656	73,119	—	164,775

Timothy E. Parker(4)	193,656	73,119	—	266,775

David M. Posner(5)	34,250	—	—	34,250

Kenneth L. Stewart	85,906	73,119	—	159,025

(1)

All stock awards represent RSUs with a value based on the fair market value of the RSUs on the date of grant. RSUs granted for 2020-2021 service vest immediately prior to the election of the nominees for director at the 2021 Annual Meeting. See “—Compensation for 2020-2021.” As of December 31, 2020, each individual who served as a director during 2020 held the following outstanding unvested stock awards, all of which were RSUs.

Name	Outstanding Stock Awards

Reynald A. Baribault	8,262

R. Gaines Baty	8,262

Craig T. Burkert	8,262

William M. Byerley	8,262

Matthew P. Clifton(3)	—

Monika U. Ehrman	8,262

Julia P. Forrester Rogers	8,262

Timothy E. Parker	8,262

David M. Posner(5)	—

Kenneth L. Stewart	8,262

(2)	Mr. Baty serves as deputy lead independent director. The deputy lead independent director receives an additional cash retainer of $50,000 annually.
(3)	Mr. Clifton resigned from the Board effective October 30, 2020. As a result of his resignation, his unvested RSUs were forfeited pursuant to the terms thereof.
(4)	Mr. Parker serves as lead independent director. The lead independent director receives an additional cash retainer of $100,000 annually.
(5)	Mr. Posner’s term as a director expired at the 2020 Annual Meeting.

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DIRECTOR COMPENSATION

Compensation for 2020-2021

In early 2020, following the outbreak of COVID-19, along with the actions of OPEC+ and their effects on oil supply and demand, oil prices and our stock price, the Board voluntarily agreed to reduce its total compensation by 25%. For the period commencing at the 2020 Annual Meeting and until the 2021 Annual Meeting, our non-employee directors’ compensation program was as set forth below:

•	annual cash retainer of $73,125;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•	the chair of each of the below committees received the following additional, annual cash retainer:

Committee	Retainer

Operations and Engineering	$50,000

Prospect	$50,000

Audit	$35,000

Strategic Planning and Compensation	$35,000

Environmental, Social and Corporate Governance	$15,000

Nominating	$15,000

Capital Markets and Finance	$15,000

Marketing and Midstream	$15,000

•	the lead independent director received an additional cash retainer of $100,000;

•	the deputy lead independent director received an additional cash retainer of $50,000; and

•

at the meeting of the Board immediately following the 2020 Annual Meeting, each non-employee director received a one-time annual grant of RSUs equal to approximately $73,125 in value with the restrictions lapsing immediately prior to the election of the nominees for director at the 2021 Annual Meeting (the “2020 RSU Award”).

If a director was appointed or elected to the Board at any time following the 2020 Annual Meeting but prior to the 2021 Annual Meeting, such director was granted the applicable percentage of the 2020 RSU Award detailed below, effective on the date of such director’s appointment: (i) if a director was appointed or elected to the Board within 90 days after the 2020 Annual Meeting, such director was entitled to receive 100% of the 2020 RSU Award; (ii) if a director was appointed or elected to the Board more than 90 days but 180 or fewer days after the 2020 Annual Meeting, such director was entitled to receive 75% of the 2020 RSU Award; (iii) if a director was appointed or elected to the Board more than 180 days but 270 or fewer days after the 2020 Annual Meeting, such director was entitled to receive 50% of the 2020 RSU Award; and (iv) if a director was appointed or elected to the Board more than 270 days after the 2020 Annual Meeting but prior to the 2021 Annual Meeting, such director was entitled to receive 25% of the 2020 RSU award. Mr. Howard was appointed to the Board effective January 1, 2021, which date was more than 180 days but fewer than 270 days after the 2020 Annual Meeting. As a result, Mr. Howard received a grant of 4,131 RSUs representing 50% of the 2020 RSU Award.

In addition, we reimburse our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Director Stock Ownership Guidelines

Our non-employee directors are expected to follow our voluntary stock ownership guidelines for non-employee directors. Within three years of becoming a director, each non-employee director is expected to own $250,000 of Common Stock and continue to hold such shares while serving as a director. As of December 31, 2020, all directors owned in excess of $250,000 of Common Stock. Shares that count toward the stock ownership guidelines include RSUs.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2020:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)(2)(3)	4,374,342	$23.08	1,940,386
Equity compensation plans not approved by security holders	—	—	—

Total	4,374,342	$23.08	1,940,386

(1)

Includes shares authorized under the 2012 Long-Term Plan and the 2019 Long-Term Plan. Our Board has determined not to make any additional awards under the 2012 Long-Term Plan, although awards remain outstanding thereunder.

(2)	The 2019 Long-Term Plan was adopted by the Board in April 2019 and approved by our shareholders on June 6, 2019.
(3)

Includes the number of PSUs granted under the 2012 Long-Term Plan and the 2019 Long-Term Plan based on the maximum level of achievement, which may be more than the number of shares issued in settlement of PSUs that are ultimately earned.

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TRANSACTIONS WITH RELATED PERSONS

TRANSACTIONS WITH RELATED PERSONS

Except as disclosed below, during 2020 there was not, nor was there proposed as of December 31, 2020, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation—Compensation Discussion and Analysis” and “Director Compensation” above.

Working Interest and Overriding Royalty Interest Owners

Mr. Foran and certain of Mr. Foran’s affiliated entities (collectively, the “Foran Entities”) are working interest owners and/or overriding royalty interest owners in certain properties operated by the Company or in which the Company also holds a working interest. As working interest owners, the Foran Entities are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, the Foran Entities are entitled to receive their proportionate share of revenues from the wells in which they own an interest in the normal course of business. During 2020, revenues, net of costs, received by the Foran Entities in their capacity as working interest owners or overriding royalty interest owners were approximately $1.9 million (the “Related Net Revenue Payments”). The Related Net Revenue Payments represent less than 1% of our total third-party net revenue payments during 2020.

In our capacity as operator, we incur drilling and operating costs that are billed to our partners based on their respective working interests. During 2020, our joint interest billings to the Foran Entities attributable to their share of costs were approximately $1.8 million (the “Related Joint Interest Billings”). The Related Joint Interest Billings represent less than 1% of our total joint interest billings during 2020. As a result of this ownership by the Foran Entities, from time to time, we will be in a net receivable or net payable position with certain of the Foran Entities. We do not consider any net receivables from the Foran Entities to be uncollectible.

The Audit Committee reviewed the terms of the working interests and/or overriding royalty interests of the Foran Entities for potential conflicts of interest under the Related Person Transaction Policy, and, after being fully informed as to Mr. Foran’s relationships and interests in such transactions and all other material facts related to the Related Net Revenue Payments and Related Joint Interest Billings, determined that such transactions and the Related Net Revenue Payments and Related Joint Interest Billings were fair to the Company and recommended such transactions and the Related Net Revenue Payments and Related Joint Interest Billings to the full Board for approval and ratification. The Board subsequently approved and ratified the transactions and the Related Net Revenue Payments and Related Joint Interest Billings.

Certain Employment Relationships

Billy E. Goodwin, Executive Vice President and Chief Operating Officer—Drilling, Completions & Production, was appointed as an executive officer of the Company in connection with his February 2016 promotion to Senior Vice President—Operations. Two of Mr. Goodwin’s adult children have been employees of the Company since 2014 and 2015, respectively, and each earned in 2020, and are expected to be compensated in 2021, between $120,000 and $500,000. One of Mr. Goodwin’s children has a Bachelor of Science degree in Petroleum Engineering from the University of Tulsa and over 11 years of industry experience, including as a regional drilling supervisor for another publicly traded exploration and production company. Mr. Goodwin’s other child has a Bachelor of Science in Business Administration degree in Energy Management from the University of Tulsa and a Bachelor of Arts degree in General Business and Management from Oklahoma State University. He also has over 11 years of industry experience, including as a drilling fluids engineer for a publicly traded oilfield services company and as a landman for a publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangements for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangements and

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TRANSACTIONS WITH RELATED PERSONS

historical and anticipated compensation of Mr. Goodwin’s adult children, and all other material facts related to the relationship, determined that the employment arrangements were fair to the Company and recommended the employment arrangements to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangements.

Reynald A. Baribault is a member of the Board. Mr. Baribault’s sister-in-law has been an employee of the Company since 2016 and earned in 2020, and is expected to be compensated in 2021, between $120,000 and $200,000. Mr. Baribault’s sister-in-law has a diploma from the Executive Secretarial School and is a certified legal assistant, having completed the Southern Methodist University Legal Assistants Program. She has over 39 years of experience as a legal assistant. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Baribault’s sister-in-law, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

An adult child of Mr. Foran has been an employee of the Company since 2015 and earned in 2020, and is expected to be compensated in 2021, between $120,000 and $200,000. Mr. Foran’s child has a Bachelor of Science degree in Human Resource Development and a Master of Science degree in Human Resource Management, both from Texas A&M University. She has more than 10 years of industry experience, including with another publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Foran’s adult child, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

Procedures for Approval of Related Person Transactions

Pursuant to the Related Person Transaction Policy as in effect as of December 31, 2020, a “Related Person Transaction” is defined as a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, in which a Related Person (as defined below) has or will have a direct or indirect material interest and in which we are a participant, other than:

•	a transaction involving compensation of directors that is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements (“Item 402”);

•	any employment by us of an executive officer if:

o	the related compensation is required to be reported in our proxy statement under Item 402; or

o

the executive officer is not an “immediate family member” of another executive officer or director of the Company, the related compensation would be reported in our proxy statement under Item 402 if the executive officer was a “named executive officer” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	a transaction with a Related Person involving less than $120,000;

•

a transaction in which the interest of the Related Person arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis;

•

a transaction in which a Related Person has an indirect interest solely as a result of being (a) a director or, together with all other Related Persons, a less than 10% beneficial owner of an equity interest in another entity, or both, or (b) a limited partner in a partnership in which the Related Person, together with all other Related Persons, has an interest of less than 10%;

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TRANSACTIONS WITH RELATED PERSONS

•

a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•

any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts; or

•

any transaction with another publicly traded company where the Related Person’s interest arises solely from beneficial ownership of more than 5% of our Common Stock and ownership of a non-controlling interest in the other publicly traded company.

“Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or nominees for director;

•	any person who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or person residing (other than a tenant or employee) in the home of a director, nominee for director, executive officer or a beneficial owner of more than 5% of our Common Stock; and

•

any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons is a general partner or executive officer or in which such person, together with all other of the foregoing persons, owns 10% or more of the equity interests thereof.

Pursuant to the Related Person Transaction Policy, the Audit Committee must review all material facts of each Related Person Transaction and recommend either approval or disapproval of the Related Person Transaction to the full Board, subject to certain limited exceptions. In determining whether to recommend approval or disapproval of the Related Person Transaction, the Audit Committee must, after reviewing all material facts of the Related Person Transaction and the Related Person’s relationship and interest, determine whether the Related Person Transaction is fair to the Company. Further, the policy requires that all Related Person Transactions be disclosed in our filings with the SEC and/or our website in accordance with applicable laws, rules and regulations.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our Common Stock as of April 8, 2021 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 116,781,445 shares of our Common Stock issued and outstanding as of April 8, 2021, plus, on an individual basis, the right of that individual to (i) obtain Common Stock upon exercise of stock options or (ii) obtain Common Stock upon the vesting or delivery of RSUs, in each case within 60 days of April 8, 2021. The information is based on Form 3s, Form 4s, Form 5s, Schedule 13Ds, Schedule 13Gs and Schedule 13G/As filed through April 8, 2021.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class

Directors and Named Executive Officers

Joseph Wm. Foran(1)	5,429,117	4.6%

Craig N. Adams(2)	262,608	*

Reynald A. Baribault(3)	127,816	*

R. Gaines Baty(4)	54,619	*

Craig T. Burkert(5)	107,003	*

William M. Byerley(6)	40,212	*

Monika U. Ehrman(7)	23,130	*

Julia P. Forrester Rogers(8)	58,524	*

James M. Howard(9)	114,131	*

Billy E. Goodwin(10)	235,559	*

Matthew V. Hairford(11)	511,744	*

David E. Lancaster(12)	605,012	*

Timothy E. Parker(13)	61,053	*

Kenneth L. Stewart(14)	75,189	*

All Directors and Executive Officers as a Group (16 persons)(15)	8,068,502	6.8%

Other 5% Owners

BlackRock, Inc.(16)	17,455,006	14.9%

The Vanguard Group(17)	11,719,082	10.0%

Dimensional Fund Advisors LP(18)	7,150,274	6.1%

*	Less than one percent (1%)

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

Includes (i) 1,105,913 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 17,488 shares of Common Stock held of record by Mr. Foran’s spouse as her separate property; (iii) 105,000 shares and 40,000 shares of Common Stock held of record by The Joseph Donald Foran Family Trust 2008 and The Foran Family Special Needs Trust, respectively, for which Mr. Foran is the co-trustee and over which Mr. Foran has shared voting and investment power with other members of his family; (iv) 60,796 shares of Common Stock held of record by each of the JWF 2019-2 GRAT and the NNF 2019-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (v) 114,236 shares of Common Stock held of record by each of the JWF 2020-1 GRAT and the NNF 2020-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vi) 473,217 shares of Common Stock held of record by each of the JWF 2020-2 GRAT and the NNF 2020-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vii) 290,000 shares of Common Stock held of record by each of the JWF 2021-1 GRAT and the NNF 2021-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (viii) 389,634 shares of Common Stock held of record by the Foran 2012 Security Trust, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (ix) 435,566 shares of Common Stock held of record by the Foran 2012 Savings Trust, for which Mr. Foran’s spouse is a trustee; and (x) 1,177,568 shares held of record, collectively, by the LRF 2011 Non-GST Trust, WJF 2011 Non-GST Trust, JNF 2011 Non-GST Trust, SIF 2011 Non-GST Trust and MCF 2011 Non-GST Trust, for which trusts Mr. Foran and his spouse, as settlors of each of the Non-GST Trusts, retain the power of substitution with respect to the property of the Non-GST Trusts. Also includes 250,171 shares of Common Stock issuable to Mr. Foran upon the exercise of stock options.

(2)	Includes 113,331 shares of Common Stock issuable to Mr. Adams upon the exercise of stock options and 2,850 shares of Common Stock held of record by his 401(k) account.
(3)

Includes 6,500 shares of Common Stock held of record by the Individual Retirement Account of Mr. Baribault. Also includes 105,554 shares of Common Stock held of record by the Reynald A. Baribault Maritalized Revocable Living Trust and 7,500 shares of Common Stock held of record by the Sally K. Baribault Maritalized Revocable Living Trust, for which trusts both Mr. Baribault and his spouse are trustees and share voting and investment power. Also includes 8,262 shares of Common Stock issuable to Mr. Baribault upon the vesting and delivery of RSUs.

(4)	Includes 19,496 shares of Common Stock issuable to Mr. Baty upon the vesting and delivery of RSUs.
(5)

Includes 34,742 shares of Common Stock held of record by the Individual Retirement Account of Mr. Burkert. Also includes 26,156 shares of Common Stock issuable to Mr. Burkert upon the vesting and delivery of RSUs.

(6)	Includes 16,657 shares of Common Stock issuable to Mr. Byerley upon the vesting and delivery of RSUs.
(7)	Includes 8,262 shares of Common Stock issuable to Ms. Ehrman upon the vesting of RSUs.
(8)

Includes 19,785 shares of Common Stock held of record by the Individual Retirement Account of Ms. Rogers and 5,800 shares of Common Stock held of record by Ms. Rogers’ spouse. Also includes 8,262 shares of Common Stock issuable to Ms. Rogers upon the vesting of RSUs.

(9)

Includes 50,000 shares of Common Stock held of record by the Individual Retirement Account of Mr. Howard and 50,000 shares of Common Stock held by PBH Family Partners, Ltd., a family limited partnership owned by Mr. Howard’s family, including Mr. Howard, and over which Mr. Howard and his spouse share voting and investment authority. Also includes 4,131 shares of Common Stock issuable to Mr. Howard upon the vesting and delivery of RSUs.

(10)	Includes 95,295 shares of Common Stock issuable to Mr. Goodwin upon the exercise of stock options and 5,000 shares of Common Stock held of record by his 401(k) account.
(11)

Includes 149,306 shares of Common Stock issuable to Mr. Hairford upon the exercise of stock options and 19,500 shares of Common Stock held of record by his Individual Retirement Account. Also includes 333,403 shares of Common Stock held of record by the Hairford Family Trust, for which both Mr. Hairford and his spouse are trustees.

(12)	Includes 132,316 shares of Common Stock issuable to Mr. Lancaster upon the exercise of stock options and 85,500 shares of Common Stock held of record by his Individual Retirement Account.
(13)	Includes 8,262 shares of Common Stock issuable to Mr. Parker upon the vesting of RSUs.
(14)	Includes 20,794 shares of Common Stock issuable to Mr. Stewart upon the vesting and delivery of RSUs.
(15)

Includes an aggregate of 906,610 shares of Common Stock which our executive officers as a group have the right to acquire within 60 days of April 8, 2021 upon the exercise of stock options. Also includes 120,282 shares of Common Stock issuable to directors upon the vesting and delivery of RSUs.

(16)

Information based solely on a Schedule 13G/A filed with the SEC on January 26, 2021. The Schedule 13G/A reports that BlackRock, Inc. (“BlackRock”) beneficially owns 17,455,006 shares, has sole voting power with respect to 17,192,381 shares and has sole dispositive power with respect to 17,455,006 shares. According to the Schedule 13G/A, BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(17)

Information based solely on a Schedule 13G/A filed with the SEC on February 10, 2021. The Schedule 13G/A reports that The Vanguard Group (“Vanguard”) beneficially owns 11,719,082 shares, has shared voting power with respect to 115,564 shares, has sole dispositive power with respect to 11,507,740 shares and has shared dispositive power with respect to 211,342 shares. According to the Schedule 13G/A, Vanguard’s address is 100 Vanguard Blvd, Malvern, PA 19355.

(18)

Information based solely on a Schedule 13G/A filed with the SEC on February 12, 2021. The Schedule 13G/A reports that Dimensional Fund Advisors LP (“Dimensional”) beneficially owns 7,150,274 shares, has sole voting power with respect to 7,085,321 shares and has sole dispositive power with respect to 7,150,274 shares. According to the Schedule 13G/A, Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, “Funds”). In certain cases, subsidiaries of Dimensional may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, according to the Schedule 13G/A, all such securities are owned by the Funds and Dimensional disclaims beneficial ownership of such securities. According to the Schedule 13G/A, Dimensional’s address is Building One, 6300 Bee Cave Road, Austin, TX 78746.

2021 Proxy Statement  |  Matador Resources Company        75

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Shareholder Proposals for the 2022 Proxy Statement

For shareholder proposals to be included in the Company’s proxy statement and form of proxy relating to the 2022 Annual Meeting, such proposals must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 23, 2021. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2022 Annual Meeting

Under the Bylaws, certain procedures are provided that a shareholder must follow in order to place in nomination persons for election as directors at an annual meeting of shareholders or to introduce an item of business at an annual meeting of shareholders. These procedures provide, generally, among other things, that shareholders desiring to place in nomination persons for election as directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 8, 2022, but no earlier than February 6, 2022, for the 2022 Annual Meeting) to the Corporate Secretary of the Company containing the name and address of the shareholder and the number of shares of the Company’s Common Stock beneficially owned by the shareholder. If the notice relates to a nomination for director, it must also set forth the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s written consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Bylaws are available from the Corporate Secretary of the Company and on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.”

See “Corporate Governance—Board Committees—Nominating Committee” for the process for shareholders to follow to suggest a director candidate to the Nominating Committee for nomination by the Board.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, including financial statements, is being made available to our shareholders concurrently with this Proxy Statement at www.proxyvote.com and does not form part of the proxy solicitation material. Shareholders may obtain without charge another copy of the Annual Report on Form 10-K, excluding certain exhibits, by writing to Investor Relations, Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

76        Matador Resources Company  |  2021 Proxy Statement

OTHER BUSINESS

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 22, 2021

2021 Proxy Statement  |  Matador Resources Company        77

ANNEX A

ANNEX A

Non-GAAP Financial Measures

Adjusted EBITDA

We define Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, net gain or loss on asset sales and inventory impairment and prepayment premium on extinguishment of debt. Adjusted EBITDA is not a measure of net income (loss) or cash flows as determined by GAAP. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Management believes Adjusted EBITDA is necessary because it allows us to evaluate our operating performance and compare the results of operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which certain assets were acquired.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or cash flows from operating activities as determined in accordance with GAAP or as a primary indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents our calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively:

Year Ended December 31, 2020

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):

Net loss attributable to Matador Resources Company shareholders	$(593,205)

Net income attributable to non-controlling interest in subsidiaries	39,645

Net loss	(553,560)

Interest expense	76,692

Total income tax benefit	(45,599)

Depletion, depreciation and amortization	361,831

Accretion of asset retirement obligations	1,948

Full-cost ceiling impairment	684,743

Unrealized loss on derivatives	32,008

Non-cash stock-based compensation expense	13,625

Net loss on asset sales and inventory impairment	2,832

Consolidated Adjusted EBITDA	574,520

Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(55,243)

Adjusted EBITDA attributable to Matador Resources Company shareholders	$519,277

A-1        Matador Resources Company  |  2021 Proxy Statement

ANNEX A

Year Ended December 31, 2020

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:

Net cash provided by operating activities	$477,582

Net change in operating assets and liabilities	23,078

Interest expense, net of non-cash portion	73,860

Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(55,243)

Adjusted EBITDA attributable to Matador Resources Company shareholders	$519,277

2021 Proxy Statement  |  Matador Resources Company        A-2

MATADOR RESOURCES COMPANY 5400 LBJ FREEWAY, SUITE 1500 DALLAS, TX 75240

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D46844-P54847                    KEEP  THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MATADOR RESOURCES COMPANY
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
Nominees:

	1a. William M. Byerley	☐	☐	☐

	1b. Monika U. Ehrman	☐	☐	☐

	1c. Julia P. Forrester Rogers	☐	☐	☐

	1d. James M. Howard	☐	☐	☐

	1e. Kenneth L. Stewart	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2.	Advisory vote to approve the compensation of the Company’s named executive officers.				☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.				☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.
			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report for the year ended December 31, 2020, Notice of Annual Meeting and Proxy Statement are available at www.proxyvote.com

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D46845-P54847

MATADOR RESOURCES COMPANY

Annual Meeting of Shareholders

June 4, 2021 9:30 A.M.

This proxy is solicited by the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions.

Depending on concerns about the novel coronavirus, or COVID-19, we might hold a virtual Annual Meeting instead of holding an in-person meeting. We would publicly announce a determination to hold a virtual Annual Meeting in a press release available at our website, www.matadorresources.com, as soon as practicable before the meeting. In that event, the Annual Meeting would be conducted solely virtually, on the above date and time, via live audio webcast. You or your proxyholder could participate, vote and examine our shareholder list at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/MTDR2021 and using your control number, but only if we decide to hold a virtual Annual Meeting.

The shareholder hereby appoints Joseph Wm. Foran and Timothy E. Parker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., CDT on June 4, 2021, at the Westin Galleria, San Antonio Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side